                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF APRIL 2, 2008

                                 BY AND BETWEEN

                           FIRST PLACE FINANCIAL CORP.

                                       AND

                               OC FINANCIAL, INC.

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I THE MERGER...........................................................1
      1.1     THE MERGER.......................................................1
      1.2     EFFECTIVE TIME...................................................2
      1.3     EFFECTS OF THE MERGER............................................2
      1.4     CERTIFICATE OF INCORPORATION AND BYLAWS..........................2
      1.5     DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION....2
      1.6     TAX CONSEQUENCES.................................................2
      1.7     OFFICES..........................................................2
      1.8     ADDITIONAL ACTIONS...............................................2
ARTICLE II CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES.....................3
      2.1     CONVERSION OF SHARES.............................................3
      2.2     EXCHANGE PROCEDURES..............................................4
      2.3     RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS..........................5
      2.4     NO FRACTIONAL SHARES.............................................5
      2.5     ANTI-DILUTION PROVISIONS.........................................5
      2.6     WITHHOLDING RIGHTS...............................................5
      2.7     DISSENTERS' RIGHTS...............................................6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER...........................6
      3.1     CORPORATE ORGANIZATION...........................................7
      3.2     CAPITALIZATION...................................................7
      3.3     AUTHORITY; NO VIOLATION..........................................8
      3.4     CONSENTS AND APPROVALS..........................................10
      3.5     REPORTS.........................................................10
      3.6     FINANCIAL STATEMENTS............................................10
      3.7     BROKER'S FEES...................................................11
      3.8     ABSENCE OF CERTAIN CHANGES OR EVENTS............................11
      3.9     LEGAL PROCEEDINGS...............................................12
      3.10    TAXES...........................................................12
      3.11    EMPLOYEE BENEFIT PLAN MATTERS...................................16
      3.12    REGULATORY REPORTS..............................................17
      3.13    OC FINANCIAL INFORMATION........................................17
      3.14    OWNERSHIP OF FIRST PLACE COMMON STOCK...........................18
      3.15    COMPLIANCE WITH APPLICABLE LAW..................................18
      3.16    CERTAIN CONTRACTS...............................................18
      3.17    AGREEMENTS WITH REGULATORY AGENCIES.............................19
      3.18    INVESTMENT SECURITIES...........................................20
      3.19    INTELLECTUAL PROPERTY...........................................20
      3.20    UNDISCLOSED LIABILITIES.........................................21
      3.21    STATE TAKEOVER LAWS.............................................21
      3.22    ADMINISTRATION OF FIDUCIARY ACCOUNTS............................21
      3.23    ENVIRONMENTAL MATTERS...........................................21
      3.24    DERIVATIVE TRANSACTIONS.........................................22

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      3.25    OPINION.........................................................22
      3.26    ASSISTANCE AGREEMENTS...........................................23
      3.27    APPROVALS.......................................................23
      3.28    LOAN PORTFOLIO..................................................23
      3.29    MORTGAGE BANKING BUSINESS.......................................24
      3.30    PROPERTIES......................................................26
      3.31    LABOR AND EMPLOYMENT MATTERS....................................26
      3.32    TERMINATION BENEFITS............................................27
      3.33    DEPOSITS........................................................27
      3.34    REQUIRED VOTE; ANTITAKEOVER PROVISIONS INAPPLICABLE.............27
      3.35    TRANSACTIONS WITH AFFILIATES....................................27
      3.36    INSURANCE.......................................................27
      3.37    INDEMNIFICATION.................................................28
      3.38    VOTING AGREEMENTS...............................................28
      3.39    CRA RATING......................................................28
      3.40    DISCLOSURE......................................................28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FIRST PLACE......................28
      4.1     CORPORATE ORGANIZATION..........................................29
      4.2     CAPITALIZATION..................................................29
      4.3     AUTHORITY; NO VIOLATION.........................................30
      4.4     CONSENTS AND APPROVALS..........................................31
      4.5     REPORTS.........................................................32
      4.6     FINANCIAL STATEMENTS............................................32
      4.7     BROKER'S FEES...................................................33
      4.8     ABSENCE OF CERTAIN CHANGES OR EVENTS............................33
      4.9     LEGAL PROCEEDINGS...............................................33
      4.10    TAXES...........................................................34
      4.11    SEC REPORTS.....................................................34
      4.12    FIRST PLACE INFORMATION.........................................35
      4.13    OWNERSHIP OF OC FINANCIAL COMMON STOCK..........................35
      4.14    COMPLIANCE WITH APPLICABLE LAW..................................35
      4.15    AGREEMENTS WITH REGULATORY AGENCIES.............................35
      4.16    UNDISCLOSED LIABILITIES.........................................36
      4.17    LOAN PORTFOLIO..................................................36
      4.18    TRANSACTIONS WITH AFFILIATES....................................36
      4.19    INSURANCE.......................................................36
      4.20    CRA RATING......................................................37
      4.21    EMPLOYEE BENEFIT MATTERS........................................37
      4.22    DISCLOSURE......................................................38
      4.23    REQUIRED VOTE...................................................38
      4.24    APPROVALS.......................................................38
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS...........................38
      5.1     FORBEARANCES OF OC FINANCIAL....................................38
      5.2     FORBEARANCES OF FIRST PLACE.....................................43

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ARTICLE VI ADDITIONAL AGREEMENTS..............................................44
      6.1     REASONABLE BEST EFFORTS.........................................44
      6.2     STOCKHOLDER APPROVAL............................................44
      6.3     REGISTRATION STATEMENT..........................................44
      6.4     REGULATORY FILINGS..............................................45
      6.5     PRESS RELEASES..................................................46
      6.6     ACCESS; INFORMATION.............................................46
      6.7     ACQUISITION PROPOSALS...........................................47
      6.8     CERTAIN POLICIES................................................48
      6.9     NASDAQ LISTING..................................................48
      6.10    INDEMNIFICATION.................................................48
      6.11    BENEFIT PLANS...................................................50
      6.12    NOTIFICATION OF CERTAIN MATTERS.................................52
      6.13    SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS..............52
      6.14    BOARD AND LOAN COMMITTEE VISITATION RIGHTS......................52
      6.15    CURRENT INFORMATION.............................................53
      6.16    EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT............53
ARTICLE VII CONDITIONS PRECEDENT..............................................54
      7.1     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER......54
      7.2     CONDITIONS TO OBLIGATIONS OF FIRST PLACE........................55
      7.3     CONDITIONS TO OBLIGATIONS OF OC FINANCIAL.......................57
ARTICLE VIII TERMINATION AND AMENDMENT........................................58
      8.1     TERMINATION.....................................................58
      8.2     EFFECT OF TERMINATION...........................................60
      8.3     EXTENSION; WAIVER...............................................61
ARTICLE IX GENERAL PROVISIONS.................................................61
      9.1     CLOSING.........................................................61
      9.2     ALTERNATIVE STRUCTURE...........................................62
      9.3     NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.......62
      9.4     EXPENSES........................................................62
      9.5     NOTICES.........................................................62
      9.6     INTERPRETATION..................................................63
      9.7     ENTIRE AGREEMENT................................................63
      9.8     GOVERNING LAW...................................................63
      9.9     ENFORCEMENT OF THE AGREEMENT....................................64
      9.10    SEVERABILITY....................................................64
      9.11    AMENDMENT.......................................................64
      9.12    ASSIGNMENT......................................................64
      9.13    COUNTERPARTS....................................................64

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2008 ("Agreement"), is by and between First Place Financial Corp., a Delaware corporation ("First Place"), and OC Financial, Inc., a Maryland corporation ("OC Financial") (First Place and OC Financial are sometimes collectively referred to herein as the "Parties").

      WHEREAS, the boards of directors of First Place and OC Financial: (i) have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger (as defined in Section 1.1 hereof) and the Subsidiary Merger (as defined below) and (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies; and (iii) have approved, at meetings of each such board of directors, this Agreement; and

      WHEREAS, following the execution and delivery of this Agreement, First Place Bank (the "Bank"), a federal savings association and a wholly owned subsidiary of First Place and Ohio Central Savings ("OC Bank"), a federal savings association and a wholly owned subsidiary of OC Financial, will enter into a Plan of Merger (the "Bank Merger Agreement"), a form of which is attached hereto as ANNEX A, that provides for the merger of the Bank after the Effective Time (as defined in Section 1.2 hereof), with OC Bank as the surviving institution ("Subsidiary Merger"); and

      WHEREAS, the directors and executive officers of OC Financial have on the date hereof entered into Voting Agreements with First Place, in the form attached hereto as ANNEX B, agreeing to vote for the Merger; and

      WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Maryland General Corporation Law (the "MGCL"), at the Effective Time (as defined in Section 1.2 hereof), OC Financial shall merge with and into First Place (the "Merger"), with First Place as the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon completion of the Merger, First Place will continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "First Place Financial Corp." Upon consummation of the Merger, the separate corporate existence of OC Financial shall terminate.

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      1.2   EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger ("Certificate of Merger") which shall be filed with the Secretary of State of Delaware and the articles of merger ("Articles of Merger") which shall be filed with the Maryland State Department of Assessments and Taxation (the "SDAT") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger and Articles of Merger. The Effective Time shall be on a date that is no later than the Closing Date.

      1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL, including Sections 259 and 261, and in the MGCL.

      1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, the Certificate of Incorporation and Bylaws of First Place, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      1.5 DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION. The directors of First Place prior to the Effective Time shall be the directors of First Place immediately after the Effective Time. The executive officers of First Place prior to the Effective Time shall be the executive officers of First Place immediately after the Effective Time.

      1.6 TAX CONSEQUENCES. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

      1.7 OFFICES. After the Effective Time, the headquarters of the Surviving Corporation shall be at 185 East Market Street, Warren, Ohio 44481.

      1.8 ADDITIONAL ACTIONS. If, at any time after the Effective Time, First Place shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in First Place its right, title or interest in, to or under any of the rights, properties or assets of OC Financial acquired or to be acquired by First Place as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, OC Financial, and its proper officers and directors, shall be deemed to have granted to First Place an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in First Place, consummate the Merger or otherwise to carry out the purposes of this Agreement, and the proper officers and directors of First Place are fully authorized in the name of First Place or otherwise to take any and all such action.

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                                   ARTICLE II
                 CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

      2.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of OC Financial common stock, $0.01 par value per share ("OC Financial Common Stock"):

            (a) OC FINANCIAL COMMON STOCK. Subject to Sections 2.1(b), 2.2, 2.4, 2.5, 2.6 and 2.7, each share of OC Financial Common Stock issued and outstanding immediately prior to the Effective Time (EXCLUDING: (i) those shares of OC Financial Common Stock held by a Dissenting Stockholder (defined in
Section 2.7) asserting their Dissenters' Rights as set forth in Section 2.7;
(ii) OC Financial Common Stock held as treasury shares; and (iii) all shares of OC Financial Common Stock that are owned directly or indirectly by First Place or OC Financial or any of their respective Subsidiaries (other than Trust Account Shares (defined in Section 2.1(b)) (collectively, the "Excluded Shares")) shall be converted into, and shall be canceled in exchange for .9615 shares (the "Per Share Stock Consideration") of First Place common stock, par value $0.01 per share ("First Place Common Stock").

      The aggregate consideration ("Aggregate Merger Consideration") to the holders of OC Financial Common Stock will be comprised of all the issued and outstanding shares of OC Financial Common Stock converting into the right to receive the Per Share Stock Consideration ("Stock Consideration"). In addition, the Aggregate Merger Consideration may be adjusted in accordance with Section 3.11(c).

            (b) At the Effective Time, all shares of OC Financial Common Stock that are owned by OC Financial as treasury stock and all shares of OC Financial Common Stock that are owned directly or indirectly by First Place or OC Financial or any of their respective Subsidiaries (other than shares of OC Financial Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, whether held directly or indirectly by First Place or OC Financial, as the case may be, being referred to herein as "Trust Account Shares") shall be cancelled and shall cease to exist and no stock of First Place or other consideration shall be delivered in exchange therefore. All shares of First Place Common Stock that are owned by OC Financial or any of its Subsidiaries (other than Trust Account Shares), if any, shall become treasury stock of First Place.

            (c) ADJUSTMENT BASED UPON OC FINANCIAL'S STOCKHOLDERS' EQUITY. If as of the calendar month ending immediately before the Effective Time (providing such Effective Time is after the 15th day of the month and if not the case, the previous calendar month) the OC Financial stockholders' equity (as calculated in
Section 7.2(c)) is less than $5,700,000 (but not less than $5,200,000) the Per Share Stock Consideration ratio of .9615 shall be adjusted by 1.2 times the percentage by which the stockholders' equity is less than $5,700,000 (but not less than $5,200,000). For example, if stockholders' equity is 1% less than $5,700,000, the Per Share Stock Consideration ratio would be .9500, which ratio is calculated by subtracting an amount equal to 1.2% of .9615 from .9615.

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      2.2   EXCHANGE PROCEDURES.

            (a) MAILING OF TRANSMITTAL MATERIAL. Provided that OC Financial has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, First Place shall instruct the Exchange Agent to, no later than 15 business days after the Closing Date, mail or make available to each holder of record as of the Effective Time of a stock certificate or certificates representing shares of OC Financial Common Stock ("Certificate"): a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 2.1(a) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of OC Financial Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 2.2 hereof.

            (b) FIRST PLACE DELIVERIES. Prior to the Effective Time, for the benefit of the holders of Certificates, First Place shall deliver to the Exchange Agent certificates evidencing the number of shares of First Place Common Stock issuable. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of First Place Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

            (c) EXCHANGE AGENT DELIVERIES. Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of First Place Common Stock (and including, payment for fractional shares under Section 2.4 hereof) and, if such holder's shares of OC Financial Common Stock have been converted into First Place Common Stock, any other distribution theretofore paid with respect to First Place Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented OC Financial Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of First Place Common Stock into which such OC Financial Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of OC Financial of Certificates representing shares of OC Financial Common Stock and if such Certificates are presented to OC Financial for transfer, they shall be cancelled against delivery of certificates for First Place Common Stock or cash as hereinabove provided in this Section. No dividends which have been declared will be remitted to any person entitled to receive shares of First Place Common Stock until such person surrenders the Certificate or Certificates representing OC Financial Common Stock, at which time such dividends shall be remitted to such person, without interest.

            (d) LOST OR DESTROYED CERTIFICATES; ISSUANCES OF FIRST PLACE COMMON STOCK IN NEW NAMES. The Exchange Agent and First Place, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of First Place Common Stock to which a holder of OC Financial Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of OC Financial Common Stock for exchange as provided in this Section 2.2 hereof, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by First Place. If any certificates evidencing shares of First Place Common Stock are to be issued in a name other than that in which the Certificate evidencing OC Financial Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of First Place Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      2.3 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of OC Financial Common Stock shall cease to be, and shall have no rights as, stockholders of OC Financial other than to receive the consideration provided under this Article II hereof. After the Effective Time, there shall be no transfers on the stock transfer books of OC Financial or the Surviving Corporation of shares of OC Financial Common Stock.

      2.4 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of First Place Common Stock shall be issued in the Merger. Each holder of OC Financial Common Stock who otherwise would have been entitled to a fraction of a share of First Place Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $13.00, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

      2.5 ANTI-DILUTION PROVISIONS. If, between the date hereof and the Effective Time, the shares of First Place Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a "Capital Change"), the Per Share Stock Consideration shall be adjusted accordingly.

      2.6 WITHHOLDING RIGHTS. First Place (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of OC Financial Common Stock such amounts as First Place is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of OC Financial Common Stock in respect of which such deduction and withholding was made by First Place.

      2.7 DISSENTERS' RIGHTS. (a) Each share of OC Financial Common Stock that is held by a stockholder ("Dissenting Stockholder") who properly exercises and perfects the right to demand and receive payment of the fair value for such share of OC Financial Common Stock (a "Dissenting Share") in accordance with Title 3, Subtitle 2 of the MGCL ("Dissenters Rights") shall not be converted into or exchanged for a right to receive any part of the Aggregate Merger Consideration pursuant to this Agreement, but instead shall be deemed converted as of the Effective Time into the right to receive such amount as shall be determined to be payable pursuant to Dissenters Rights in accordance with the applicable provisions of the MGCL, without interest (the "Dissenter Payment"). Any Dissenter Payment for each Dissenting Share shall be paid by the Surviving Corporation in accordance with the applicable provisions of the MGCL. In the case of any Dissenting Shares held by a shareholder who effectively withdraws his/her exercise of Dissenters Rights in accordance with the applicable provisions of the MGCL or who fails to file a petition for appraisal within fifty (50) days after the Effective Time, such shares shall no longer be deemed Dissenting Shares but shall be deemed to have been converted as of the Effective Time into the right to receive their portion of the Aggregate Merger Consideration in accordance with the provisions of this Article II, and the provisions of this Section 2.7 shall not apply to such shares or such stockholder.

            (b) OC Financial shall (i) give First Place prompt written notice of the receipt of any notice from a stockholder purporting to exercise any Dissenters' Rights or that OC Financial has reason to believe may assert Dissenters' Rights, (ii) not settle or offer to settle any demand for payment without the prior written consent of First Place, which shall not be unreasonably withheld; and (iii) not waive any failure to comply strictly with any procedural requirements of Title 3, Subtitle 2 of the MGCL.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Prior to the date hereof, OC Financial has delivered to First Place a schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III hereof or to one or more of its covenants contained in Article V hereof or additional agreements in
Article VI hereof ("OC Financial Disclosure Schedules"). OC Financial hereby represents and warrants to First Place that each of the following representations and warranties in this Article III of this Agreement, which include and incorporate the exceptions set forth on the OC Financial Disclosure Schedules, are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly are made as of specific date and time (in which case such representations and warranties will be true and correct as of such date and time):

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

      3.1   CORPORATE ORGANIZATION.

            (a) OC Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. OC Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 8.1(e) hereof). OC Financial is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). The Articles of Incorporation and Bylaws of OC Financial, copies of which have previously been delivered to First Place, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership, association, organization, trust or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

            (b) OC Bank is a federal savings association that is duly organized and validly existing under the laws of the United States of America and the rules and regulations of the U.S. Office of Thrift Supervision ("OTS"). OC Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of OC Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund ("DIF") in the manner and to the maximum extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by OC Bank. Each of OC Financial's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of OC Financial's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Charter, Bylaws and similar governing documents of each Subsidiary of OC Financial, copies of which have previously been delivered to First Place, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

            (c) The minute books of OC Financial and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since April 1, 2005 of its respective stockholders and boards of directors (including committees of their respective boards of directors). OC Financial has made available to First Place correct and complete copies of all minutes of the board of directors of OC Financial and its Subsidiaries since April 1, 2005, except for such minutes that reflect deliberation of the transactions contemplated by this Agreement.

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      3.2   CAPITALIZATION.

            (a) The authorized capital stock of OC Financial consists of 20,000,000 shares of OC Financial Common Stock and 5,000,000 shares of OC Financial preferred stock, par value $0.01 per share ("OC Financial Preferred Stock"). No other capital stock is authorized. As of the date of this Agreement, there are (x) 560,198 shares of OC Financial Common Stock issued and outstanding and no shares of OC Financial Common Stock held in OC Financial's treasury; (y) no shares of OC Financial Preferred Stock are issued or outstanding; and (z) no shares of OC Financial Common Stock are reserved for issuance upon exercise of outstanding stock options. All of the issued and outstanding shares of OC Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above, OC Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts or agreements of any character that could require OC Financial to issue, sell or otherwise cause to become outstanding any shares of OC Financial Common Stock or OC Financial Preferred Stock or any other equity security of OC Financial or any securities representing the right to purchase or otherwise receive any shares of OC Financial Common Stock or any other equity security of OC Financial. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to OC Financial.

            (b) SCHEDULE 3.2(B) of the OC Financial Disclosure Schedules sets forth a true and correct list of all of the Subsidiaries of OC Financial and OC Bank as of the date of this Agreement, including the number of shares of capital stock of each Subsidiary issued and the holder(s) of such shares. OC Financial and OC Bank each own, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of their respective such Subsidiaries, free and clear of all liens, charges, encumbrances, pledges or security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of OC Financial or OC Bank has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      3.3   AUTHORITY; NO VIOLATION.

            (a) OC Financial has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved by the board of directors of OC Financial. The board of directors of OC Financial has directed that this Agreement be submitted to OC Financial's stockholders for adoption at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of OC Financial's stockholders, no other corporate proceedings (except for regulatory approvals) on the part of OC Financial are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by OC Financial and (assuming due authorization, execution and delivery by First Place) constitutes a valid and binding obligation of OC Financial, enforceable against OC Financial in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally.

            (b) OC Bank has full corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Subsidiary Merger and the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the board of directors of OC Bank and approved by the sole stockholder of OC Bank. No other corporate proceedings on the part of OC Bank will be necessary to consummate the transactions contemplated by the Bank Merger Agreement. The Bank Merger Agreement has been duly and validly executed and delivered by OC Bank and (assuming due authorization, execution and delivery by the Bank) constitutes a valid and binding obligation of OC Bank, enforceable against OC Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally.

            (c) Except as set forth on SCHEDULE 3.3(C) of the OC Financial Disclosure Schedules, neither the execution and delivery of this Agreement by OC Financial or the Bank Merger Agreement by OC Bank, nor the consummation by OC Financial or OC Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by OC Financial or OC Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of OC Financial or the Charter, bylaws or similar governing documents of any of its Subsidiaries (subject to the deletion of Section 10, "Certain Provisions Applicable for Five Years" contained in the Charter; OC Financial shall take all necessary action to remove and delete such section as soon as practicable from the date hereof, including, but not limited to, obtaining all requisite regulatory approvals that may be required in respect of said removal and deletion), or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to OC Financial or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of OC Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which OC Financial or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Material Adverse Effect on OC Financial or materially impact the terms and conditions or transactions contemplated hereby. First Place shall be approved as a successor lessee to any lease agreements.

      3.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications with the OTS, and approval or non-objection of such applications by the OTS, (b) the filing with the SEC of the S-4 (defined in Section 3.13), which includes the OC Financial proxy statement/prospectus in definitive form relating to the OC Financial Stockholder Meeting to be held in connection with this Agreement and the Merger (the "Proxy Statement"), (c) the adoption of this Agreement by the requisite vote of the stockholders of OC Financial, (d) the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the Delaware Secretary of State, and (e) such filings, authorizations or approvals as may be set forth in SCHEDULE 3.4 of the OC Financial Disclosure Schedules, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with
(1) the execution and delivery by OC Financial of this Agreement and (2) the consummation by OC Financial of the Merger and the other transactions contemplated hereby.

      3.5 REPORTS. Except as listed on SCHEDULE 3.5 of the OC Financial Disclosure Schedules, OC Financial and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since April 1, 2005 with (i) the OTS, (ii) the FDIC, (iii) any other state regulatory authority (each a "State Regulator") and (v) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies" and individually a "Regulatory Agency"), and all other material reports and statements required to be filed by them since April 1, 2005, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of OC Financial and its Subsidiaries and except as set forth in SCHEDULE 3.5 of the OC Financial Disclosure Schedules, no Regulatory Agency has initiated any proceeding or, to OC Financial's knowledge, investigation into the business or operations of OC Financial or any of its Subsidiaries since April 1, 2005. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of OC Financial or any of its Subsidiaries.

      3.6 FINANCIAL STATEMENTS. OC Financial has previously delivered to First Place copies of (a) the consolidated balance sheets of OC Financial and its Subsidiaries at September 30 for the fiscal years ended 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years ended September 30, 2005 through 2007, inclusive, in each case accompanied by the audit report of Beard Miller Company LLP, independent public accountants with respect to OC Financial, and (b) the unaudited consolidated balance sheets of OC Financial and its Subsidiaries as of December 31, 2007 and December 31, 2006 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three month periods then ended (collectively the "OC Financial Statements"). The December 31, 2007 consolidated balance sheet of OC Financial (including the related notes, where applicable) fairly presents the consolidated financial position of OC Financial and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 hereof (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.13 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of the consolidated operations and consolidated financial position of OC Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.13 hereof will comply, in all material respects with applicable accounting requirements (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), and the financial statements referred to in Section 6.13 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes) consistently applied during the periods involved, except as indicated in the notes thereto. The fiscal year-end audits of OC Financial and its Subsidiaries have been conducted in accordance with generally accepted auditing standards of the United States of America. The books and records of OC Financial and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

      3.7 BROKER'S FEES. Neither OC Financial nor any Subsidiary of OC Financial nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that OC Financial has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc. ("KBW") in accordance with the terms of a letter agreement between KBW and OC Financial concerning the Merger and the issuance of an opinion regarding the fairness, from a financial point of view, of the Aggregate Merger Consideration to OC Financial stockholders, a true, complete and correct copy of which has been previously delivered by OC Financial to First Place.

      3.8   ABSENCE OF CERTAIN CHANGES OR EVENTS.

            (a) Except as may be set forth in SCHEDULE 3.8(A) of the OC Financial Disclosure Schedules or as provided for in the OC Financial Statements, since September 30, 2007, (i) neither OC Financial nor any of its Subsidiaries has incurred any material liability, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on OC Financial.

            (b) Except as set forth in SCHEDULE 3.8(B) of the OC Financial Disclosure Schedules, since September 30, 2007, OC Financial and its Subsidiaries each (i) has been operated in the ordinary course of business consistent with past practice and (ii) has not made any changes in its respective capital or corporate structures, nor any material change in its methods of business operations.

            (c) Except as set forth in SCHEDULE 3.8(C) of the OC Financial Disclosure Schedules and to the extent permitted under Section 5.1(d)(i), since September 30, 2007, neither OC Financial nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2007 (which amounts have been previously disclosed to First Place), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, granted any stock options or other derivative security or paid any bonus or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance or
(iii) taken any of the actions set forth in Section 5.1 hereof.

            (d) Since September 30, 2007, neither OC Financial nor any of its Subsidiaries has had any layoffs, work force reductions or otherwise terminated the employment of its employees, other than in the ordinary course of business, consistent with past practice.

      3.9   LEGAL PROCEEDINGS.

            (a) Except as set forth in SCHEDULE 3.9(A) of the OC Financial Disclosure Schedules, neither OC Financial nor any of its Subsidiaries is a party to any, and there are no pending or, to OC Financial's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (i) of any nature against OC Financial or any of its Subsidiaries or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

            (b) Except as set forth in SCHEDULE 3.9(B) of the OC Financial Disclosure Schedules, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon OC Financial, any of its Subsidiaries or the assets of OC Financial or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect on OC Financial.

            (c) Except as set forth in SCHEDULE 3.9(C) of the OC Financial Disclosure Schedules, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to OC Financial's knowledge, threatened against any of the directors or officers of OC Financial or any of its Subsidiaries in their capacities as such, and no director or officer of OC Financial or any of its Subsidiaries currently is being indemnified or seeking to be indemnified by OC Financial or any of its Subsidiaries pursuant to applicable law or their governing documents.

      3.10  TAXES.

            (a) (i) All Tax Returns for which the statute of limitations for assessment has not expired that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to OC Financial and its Subsidiaries have been or will be timely filed on or before the Closing Date; (ii) all such Tax Returns are or will be true and complete in all material respects; (iii) all Taxes owed by OC Financial or its Subsidiaries (whether or not shown or required to be shown on any Tax Return referred to in clause (i)) have been or will be timely paid in full; (iv) the Tax Returns referred to in clause (i) for which the statute of limitations for assessment has not expired have not been examined by the IRS or the appropriate Tax authority; (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending; and (vii) neither OC Financial nor any Subsidiary has extended any statutes of limitation with respect to the assessment of any Taxes of OC Financial or any of its Subsidiary, other than extensions that have expired.

            (b) OC Financial has made available to First Place (i) true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by OC Financial and its Subsidiaries for each of the three most recent fiscal years for which such returns have been filed; and (ii) any audit report issued within the last three years relating to Taxes due from or with respect to OC Financial and its Subsidiaries. Since April 1, 2005, no claim has been made by a taxing authority in a jurisdiction where OC Financial and its Subsidiaries do not file Tax Returns that OC Financial and its Subsidiaries is or may be subject to taxation by that jurisdiction.

            (c) Neither OC Financial nor any of its Subsidiaries has liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the OC Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the OC Financial Statements.

            (d) SCHEDULE 3.10(D) of the OC Financial Disclosure Schedules list all combined, consolidated or unitary federal, state, local, or foreign returns filed by or with respect to OC Financial and any of its Subsidiaries on or after April 1, 2005.

            (e) Except as set forth in SCHEDULE 3.10(E) of the OC Financial Disclosure Schedules, neither OC Financial nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or otherwise has any liability for the Taxes of any person other than OC Financial or any of its Subsidiaries. Any such Tax allocation or sharing agreement will be terminated on or before the Closing Date. No liability will be created for OC Financial or any of its successors after the Closing Date as a result of the application of Treasury Regulations section 1.1502-6. No liability will be created for OC Financial or its successors after the Closing Date to reimburse any Subsidiary Affiliates for any Taxes.

            (f) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to OC Financial or any of its Subsidiaries.

            (g) Except for the amounts calculated and the detailed disclosure for each Person set forth on SCHEDULE 3.10(G) of the OC Financial Disclosure Schedules, neither OC Financial nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) or Section 280G of the Code and the regulations issued thereunder. Neither OC Financial nor any of its Subsidiaries has ever been, an "S corporation" within the meaning of Section 1361 of the Code. Neither OC

Financial nor any of its Subsidiaries has filed a consent under Code ss.341(f) concerning collapsible corporations. Neither OC Financial nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Since April 1, 2005, neither OC Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was OC Financial) or (B) has any liability for the taxes of any person (other than OC Financial or any of its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (h) Except as set forth on SCHEDULE 3.10(H) of the OC Financial Disclosure Schedules, since April 1, 2005, neither OC Financial nor any of its Subsidiaries has agreed to, or is required to, make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by OC Financial or any of its Subsidiaries or proposed by any taxing authority, and no application is pending with any taxing authority requesting permission for any changes in accounting methods that related to business or operations of OC Financial or any of its Subsidiaries.

            (i) Neither OC Financial nor any of its Subsidiaries is required to make any disclosure to any taxing authority with respect to a "listed transaction" pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations.

            (j) As of the date hereof, OC Financial has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Code.

            (k) Each of OC Financial and its Subsidiaries has complied in all respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation paid to independent contractors, creditors, stockholders, or other third parties and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under applicable laws.

            (l) There are no liens or other encumbrances on any of the assets of OC Financial or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Tax.

            (m) Except as set forth in SCHEDULE 3.10(M) of the OC Financial Disclosure Schedules, which Schedule lists the amount and the expiration dates of consolidated net operating losses, net capital losses, net unrealized built-in losses, foreign tax credits, minimum tax credits, investment tax credits and other tax credits carryovers of the OC Financial Group allocable to OC Financial and each of its Subsidiaries, OC Financial Group does not have any net operating losses or other tax attributes that are currently subject to limitation under Section 382, 383 or 384 of the Code.

            (n) No liability will be created for OC Financial or its successors after the Closing Date as a result of the triggering into income or gain of deferred inter-company transactions or excess loss accounts as a result of the application of Treasury Regulations sections 1.1502-13 and 1.152-19 or related to items of income or gain arising with respect to any interest in a Subsidiary which is not a member of the OC Financial Group.

            (o) Neither OC Financial nor any of its Subsidiaries has investment tax credits or overall foreign losses allocable to it subject to recapture.

            (p) Except as set forth in SCHEDULE 3.10(P) of the OC Financial Disclosure Schedules, each of OC Financial and its Subsidiaries has made estimated Tax payments of federal and state income and franchise Taxes on the applicable estimated Tax payment dates at level sufficient not to cause OC Financial or its Subsidiaries to be liable for any penalties attributable to underpayment of estimated Taxes, and OC Financial and its Subsidiaries will continue to make timely estimated Tax payments at levels sufficient to not cause OC Financial or any successor to OC Financial to be liable for any such penalties.

            (q) None of OC Financial's Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any "closing agreement" as described in Code ss.7121 (or any corresponding provisions of state, local or foreign income Tax law; (ii) any inter-company transactions or excess loss account (or corresponding provision of state, local or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; or (iv) as a result of any prepaid amount received on or prior to the Closing Date.

            (r) Neither OC Financial nor any of its Subsidiaries has distributed stock of another "person" as defined under Code ss.7701(a)(1), or has had its stock distributed by another "person" as defined under Code ss.7701(a)(1), in a transaction that was purported or intended to be governed in whole or in part by Code ss.355 or Code ss.361.

      For the purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

      For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

      For purposes of this Agreement, "OC Financial Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitation contained in Section 1504(b) of the Code that includes OC Financial and its Subsidiaries or any predecessor of or any successor to OC Financial (or to another such predecessor or successor) since April 1, 2005.

      For purposes of this Agreement, "Subsidiary Affiliates" shall mean any stockholders, directors, officers, or employees of any of OC Financial or its Subsidiaries.

      3.11  EMPLOYEE BENEFIT PLAN MATTERS.

            (a) SCHEDULE 3.11(A) of the OC Financial Disclosure Schedules sets forth a true and complete list of each employee benefit plan, as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other employee benefit arrangement or agreement that is sponsored, maintained or contributed to, or required to be contributed to, as of the date of this Agreement (collectively referred to as the "Plans") by OC Financial, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with OC Financial would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Section 414 of the Code, for the benefit of any employee or former employee of OC Financial, any Subsidiary or any ERISA Affiliate.

            (b) OC Financial has heretofore delivered to First Place true and complete copies of each of the Plans and related trust instruments and all amendments thereto, the most recent summary plan description and summaries of material modifications thereto, underlying insurance contracts and all other related documents thereto, including, but not limited to (i) the actuarial report for any Plan (if applicable) for each of the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service ("IRS") (if applicable) for any Plan, (iii) the most recent three (3) years' annual reports (Form 5500), together with all schedules, as required, filed with the IRS or Department of Labor ("DOL") for any Plan, (iv) any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Plan, and (v) for any Plan which for ERISA purposes is a "top-hat" plan, a copy of any top-hat filing with DOL.

            (c) Except as set forth in SCHEDULE 3.11(C) of the OC Financial Disclosure Schedules, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code (any liability in excess of $25,000 arising as a result of a breach of this representation shall be deemed to be material and shall result in a reduction of the Aggregate Merger Consideration equal to the entire liability), (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and OC Financial is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of OC Financial, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of OC Financial, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) neither OC Financial nor any ERISA Affiliate sponsors a Plan that is subject to Title IV of ERISA and no Plan of OC Financial or any ERISA affiliate is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (v) each Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and which has not been terminated has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the regulations issued under Section 409A of the Code, (vi) each Plan can be terminated without payment of any additional contribution or amount, other than contributions and amounts required by the terms of the Plan without regard to the Plan's termination, and without vesting or acceleration of any benefits provided under such Plan, other than vesting required by the Code as a result of a qualified Plan's termination, (vii) all contributions or other amounts payable by OC Financial, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither OC Financial, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which OC Financial, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to OC Financial's knowledge, threatened or anticipated proceedings, investigations or claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee or officer of OC Financial or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (2) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

      3.12 REGULATORY REPORTS. OC Financial has previously made available to First Place an accurate and complete copy of each (a) offering memorandum, final registration statement, prospectus, report, schedule, consent solicitations or notices and definitive proxy statement filed since April 1, 2005 by OC Financial or its Subsidiaries with their Regulatory Agencies (the "OC Financial Reports") and (b) communication mailed by OC Financial to its stockholders since April 1, 2005, and no such offering memorandum, registration statement, prospectus, report, schedule, consent solicitations or notices, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Except as set forth in SCHEDULE 3.5 of the OC Financial Disclosure Schedules, OC Financial and its Subsidiaries have timely filed all OC Financial Reports and other documents required to be filed by it under the laws, rules or regulations of the OTS and other Regulatory Agencies, and, as of their respective dates, all OC Financial Reports complied in all material respects with the published rules and regulations of the OTS and other Regulatory Agencies with respect thereto.

      3.13 OC FINANCIAL INFORMATION. The information provided by and relating to OC Financial and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and First Place's Registration Statement on Form S-4 (the "S-4"), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The information included in, or incorporated by reference in, the sections of the Proxy Statement and provided by OC Financial for inclusion in the S-4 will comply in all material respects with the provisions of the Securities Act of 1933, as amended ("Securities Act") and the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations thereunder.

      3.14  OWNERSHIP OF FIRST PLACE COMMON STOCK. Except as set forth in

SCHEDULE 3.14 of the OC Financial Disclosure Schedules, none of OC Financial, its Subsidiaries or their respective directors, officers or affiliates, (i) beneficially own, directly or indirectly, or (ii) are a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of First Place.

      3.15  COMPLIANCE WITH APPLICABLE LAW. Each of OC Financial and its
Subsidiaries: (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, policies, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act of 1974 and the regulations promulgated thereunder, the Truth in Lending Act and Regulation Z promulgated thereunder, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Bank Secrecy Act, the PATRIOT Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; (ii) hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and are in compliance with and are not, to its knowledge, in default in any respect under such licenses, franchises, permits and authorizations under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to OC Financial or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on OC Financial; and (iii) neither OC Financial nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above or threats to resolve, suspect or otherwise restrict any of the above since April 1, 2005.

      3.16  CERTAIN CONTRACTS.

            (a) Except as set forth in SCHEDULE 3.16(A) of the OC Financial Disclosure Schedules, neither OC Financial nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of OC Financial or any of its Subsidiaries to indemnification from OC Financial or any of its Subsidiaries,
(iii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Place, OC Financial, OC Bank, the Bank or any of their respective Subsidiaries or successors to any officer or employee thereof, (iv) that OC Financial or any Subsidiary is a party which involves the annual payment of more than $10,000 or more; (v) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement with an individual, or $25,000 per annum, in the case of any other such agreement; (vi) which materially restricts the conduct of any line of business by OC Financial or any of its Subsidiaries;
(vi) with or to a labor union or guild (including any collective bargaining agreement); (vii) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or material assets; (viii) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of OC Financial or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business; (ix) with respect to any material joint venture, partnership agreement or similar agreement; (x) with respect to any agreement relating to any intellectual property; (xi) relating to the indebtedness by OC Financial or its Subsidiaries for borrowed money or any guaranty of indebtedness for borrowed money in excess of $10,000; or (xii) where any employee benefits (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this Sections 3.16(a) and 3.16(c) hereof, whether or not set forth in SCHEDULE 3.16(A) or SCHEDULE 3.16(C) of the OC Financial Disclosure Schedules, is referred to herein as a "OC Financial Contract." OC Financial has previously delivered to First Place true and correct copies of each OC Financial Contract.

            (b) Except as set forth in SCHEDULE 3.16(B) of the OC Financial Disclosure Schedules, (i) each OC Financial Contract is valid and binding and in full force and effect, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership, conservatorship reorganization, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally, (ii) OC Financial and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each OC Financial Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on OC Financial, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of OC Financial or any of its Subsidiaries under any such OC Financial Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on OC Financial and (iv) no other party to such OC Financial Contract is, to OC Financial's knowledge, in default in any respect thereunder.

            (c) SCHEDULE 3.16(C) of the OC Financial Disclosure Schedules sets forth all agreements of OC Financial providing for the lease of real property, including term of the lease, any option to extend such lease and any consent or notice required in connection with the Merger and the transactions contemplated hereby.

      3.17  AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in SCHEDULE
3.17 of the OC Financial Disclosure Schedules, neither OC Financial nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on SCHEDULE 3.17 of the OC Financial Disclosure Schedules, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has OC Financial or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

      3.18 INVESTMENT SECURITIES. SCHEDULE 3.18 of the OC Financial Disclosure Schedules sets forth the book and market value as of February 29, 2008 of the investment securities, mortgage-backed securities and securities held for investment, sale or trading of OC Financial and its Subsidiaries. SCHEDULE 3.18 of the OC Financial Disclosure Schedules sets forth an investment securities report that includes, security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values. The totals presented in the securities report agree to the amounts carried in OC Financial's and its Subsidiaries' general ledgers in accordance with GAAP. Except as disclosed in
SCHEDULE 3.18 of the OC Financial Disclosure Schedules, since April 1, 2005 to the date hereof, neither OC Financial nor its Subsidiaries has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, OC Financial is not aware of any events which may be expected to result in any material adverse change in the quality or performance of the investment portfolio of OC Financial or its Subsidiaries.

      3.19 INTELLECTUAL PROPERTY. OC Financial and each of its Subsidiaries owns (without lien or encumbrance of any kind) or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither OC Financial nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. OC Financial and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on OC Financial. SCHEDULE 3.19 of the OC Financial Disclosure Schedules lists (i) all patents, registered copyrights, trade names, servicemarks, trademarks of OC Financial and its Subsidiaries that are owned by OC Financial and its Subsidiaries and (ii) all patents, registered copyrights, trade names, servicemarks, trademarks of OC Financial and its Subsidiaries that are licensed by OC Financial and its Subsidiaries.

      3.20 UNDISCLOSED LIABILITIES. Except (a) as set forth in SCHEDULE 3.20 of the OC Financial Disclosure Schedules, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of OC Financial included in the OC Financial Statements; and (c) for liabilities incurred in the ordinary course of business since September 30, 2007 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on OC Financial, neither OC Financial nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

      3.21 STATE TAKEOVER LAWS. OC Financial, OC Bank and each other Subsidiary has taken all actions required to exempt such company, this Agreement, the Merger and the Subsidiary Merger, and the transaction contemplated hereby and by the Bank Merger Agreement, from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state "antitakeover," "fair price," "moratorium," "affiliate transaction", "control share acquisition" or similar laws or regulations ("Takeover Laws"), including but not limited to Sections 3-601 through 3-604 and Section 3-701 through 3-709 of the MGCL.

      3.22 ADMINISTRATION OF FIDUCIARY ACCOUNTS. OC Financial and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither OC Financial nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on OC Financial, and the books and records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      3.23 ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.23 of the OC Financial Disclosure Schedules:

            (a) Each of OC Financial, its current or prior Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in material compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable permits, decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to materials in the environment or workplace ("Environmental Laws");

            (b) There is no suit, claim, action or proceeding, pending or, to OC Financial's knowledge, threatened, before any court, Governmental Entity or other forum (including arbitration) in which OC Financial, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or
(y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by OC Financial or any of its current or prior Subsidiaries, any Participation Facility or any Loan Property;

            (c) During the period of (x) OC Financial's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) OC Financial's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) OC Financial's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of materials in, on, under or affecting any such property except in compliance with required governmental permits. Prior to the period of (x) OC Financial's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) OC Financial's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) OC Financial's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except in compliance with required permits;

            (d) Except as set forth in SCHEDULE 3.23(D) of the OC Financial Disclosure Schedules, all Phase I or Phase II environmental surveys on any properties owned or leased by OC Financial or its Subsidiaries, including but not limited to other real estate owned ("OREO") properties have been provided in full to First Place and its representatives prior to execution of this agreement, and those listed in the Schedule will be provided within ten days of execution of this agreement; and

            (e)   The following definitions apply for purposes of this Section
3.23 hereof: (x) "Loan Property" means any property in which OC Financial or any of its current or prior Subsidiaries holds a security interest or otherwise owns; (y) "Participation Facility" means any facility in which OC Financial or any of its Subsidiaries participates in the management thereof; (z) "materials" includes, but is not limited to, hazardous substances and petroleum as defined in section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. ss. 9601(14) and section 311 of the Clean Water Act, 33 U.S.C. ss. 1321 and their implementing regulations.

      3.24 DERIVATIVE TRANSACTIONS. Except as set forth in SCHEDULE 3.24 of the OC Financial Disclosure Schedules, neither OC Financial nor any of its Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does OC Financial or any of its Subsidiaries own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

      3.25 OPINION. OC Financial has received a written opinion, dated the date hereof, from KBW to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Aggregate Merger Consideration is fair to OC Financial's stockholders from a financial point of view.

      3.26 ASSISTANCE AGREEMENTS. Neither OC Financial nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which OC Financial or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

      3.27 APPROVALS. As of the date of this Agreement, OC Financial knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained without the imposition of a Burdensome Condition (as defined in Section 7.1(g) hereof).

      3.28  LOAN PORTFOLIO.

            (a) In OC Financial's reasonable judgment, the allowance for loan losses reflected in OC Financial's audited statement of financial condition at September 30, 2007 was, and the allowance for loan losses shown on the balance sheets in OC Financial's Reports for periods ending after September 30, 2007 have been and will be, adequate in all material respects, as of the dates thereof, under GAAP, and no Regulatory Agencies have required or requested OC Bank to increase the allowance for loan losses for such periods. OC Bank's allowance for loan losses is, and shall be as of the Effective Time (including any modification as required by Section 6.9 hereof), in compliance with standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

            (b) As of September 30, 2007, except as set forth in SCHEDULE 3.28 of the OC Financial Disclosure Schedules, neither OC Financial nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (individually a "Loan" and collectively, "Loans"), under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loans with any director, executive officer or ten percent stockholder of OC Financial or any of its Subsidiaries, or to the knowledge of OC Financial, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. SCHEDULE 3.28 of the OC Financial Disclosure Schedules sets forth (i) all of the Loans of OC Financial or any of its Subsidiaries that as of the date of this Agreement are classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List," "OREO" acquired by foreclosure or deed in lieu thereof, or words of similar import, together with the principal amount of and the accrued and unpaid interest on each such Loan and the identity of the Loan by number; and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of OC Financial or any of its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. OC Financial shall promptly inform First Place in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after September 30, 2007.

            (c)   Each Loan reflected as an asset in the OC Financial Reports
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on OC Financial.

      3.29  MORTGAGE BANKING BUSINESS.

            (a) WAREHOUSE LINES OF CREDIT. OC Financial and its Subsidiaries do not maintain any warehouse lines of credit.

            (b) COMPLIANCE. Neither OC Financial nor any of its Subsidiaries has done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any private mortgage insurance or commitment of any private mortgage insurer to insure, (ii) any title insurance policy, (iii) any hazard insurance policy, (iv) any flood insurance policy, (v) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any Regulatory Agency, investor or insurer, (vi) any surety or guaranty agreement or (ix) the rights of OC Financial or any of its Subsidiaries under any Loan servicing agreement or loan purchase commitment. No Regulatory Agency or investor in Loans or insurer has (i) notified OC Financial or its Subsidiaries, or to OC Financial's knowledge, claimed that OC Financial or any of its Subsidiaries has violated or has not complied on a recurring basis with the applicable underwriting standards with respect to Loans sold by OC Financial or any of its Subsidiaries to an investor or (ii) imposed restrictions on the activities (including commitment authority) of OC Financial or any of its Subsidiaries. OC Bank has not and currently does not originate any FHA or VA Loans.

            (c) LOAN FILES. The loan documents relating to each Loan maintained in the loan files of OC Bank were in compliance with all applicable laws and regulations at the time of the origination, assumption or modification of such Loan, as the case may be, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on OC Financial. The loan files maintained by OC Bank contain originals (or, where necessitated by the terms of the applicable mortgage servicing agreements, contain true, correct and complete copies) of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate and in compliance with all applicable laws and regulations, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on OC Financial. Except as set forth in the loan documents relating to a Loan maintained in the loan files of OC Bank, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded, or submitted for recordation in due course, if recordation is necessary to protect the interests of the owner thereof, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on OC Financial. Except as set forth in the loan documents maintained in the loan files by OC Bank, to OC Financial's knowledge no mortgagor has been released from such mortgagor's obligations with respect to the applicable Loan.

            (d) NO RECOURSE. Except as set forth in SCHEDULE 3.29(D) of the OC Financial Disclosure Schedules, OC Bank is not subject to recourse in connection with any Loans sold by it, in each case for losses on liquidation of a loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events.

            (e) ESCROW ACCOUNT. All escrow accounts have been maintained by OC Bank and, to OC Financial's knowledge, all prior servicers in accordance with the related loan documents, all applicable laws, rules, regulations, and requirements of governmental authorities. OC Bank has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents. All escrow, custodial, and suspense accounts related to the Loans are held in OC Bank's name or the investor's name by OC Bank.

            (f) ARM ADJUSTMENTS. With respect to each Loan for which the interest rate is not fixed for the entire term of the Loan, OC Bank has, since the date it originated such Loan: (i) properly and accurately entered into its system all data required to service the loan in accordance with the related loan documents and all regulations, (ii) properly and accurately adjusted the monthly payment on each payment adjustment date, (iii) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and regulations and the related Loan documents, and (iv) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and regulations and the terms of the related loan documents regarding the interest rate and payment adjustments, except where the failure to do any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect on OC Financial.

            (g) POOLS. Each Loan included in a pool of Loans originated or acquired by OC Bank (a "Pool") meets all eligibility requirements (including, without limitation, all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All of such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not expired. To OC Financial's knowledge, no Pools have been improperly certified. The loan file for each Loan included in a certified Pool contains all documents and instruments necessary for the final certification or recertification of such Pool. Neither the execution, delivery or performance of this Agreement by OC Financial nor the consummation by OC Financial or OC Bank of the transactions contemplated hereby will require any Pool to be recertified.

            (h) MORTGAGE INSURANCE. Each Loan which is indicated in the related loan file to be insured by private mortgage insurance, OC Bank has complied with or been granted waivers from applicable provisions of the insurance or guarantee contract and applicable laws and regulations, except where such failure to comply or to receive waivers, either individually or in the aggregate, would not have a Material Adverse Effect on OC Financial, the insurance or guarantee is in full force and effect with respect to each such Loan, and to OC Financial's knowledge, there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guarantee or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guarantee payments thereunder.

      3.30 PROPERTIES. All real and personal property owned by OC Financial and its Subsidiaries or presently used by it in their businesses is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. OC Financial and its Subsidiaries have good and marketable title free and clear of all liens to all of the material properties and assets, real and personal, reflected on the balance sheet of OC Financial as of September 30, 2007 included in OC Financial's Reports or acquired after such date, other than properties sold by OC Financial in the ordinary course of business, except (i) liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of OC Financial as of September 30, 2007 detailed and included in OC Financial's Reports. All real and personal property which is material to OC Financial or any of its Subsidiaries' businesses and leased or licensed by OC Financial or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

      3.31 LABOR AND EMPLOYMENT MATTERS. Except as set forth in SCHEDULE 3.31 of the OC Financial Disclosure Schedules, neither OC Financial nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is OC Financial or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of OC Financial or any of its Subsidiaries aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving OC Financial or its Subsidiaries pending or threatened. Except as set forth in SCHEDULE 3.31 of the OC Financial Disclosure Schedules, OC Financial and its Subsidiaries are now and since April 1, 2005 have been in compliance with all applicable laws, executive orders, rules and regulations regarding employees and independent contractors, including without limitation all applicable laws, executive orders, rules and regulations relating to employment, compensation, working conditions, classification as employees, employment practices, leave, safety, affirmative action, applicant tracking, discrimination, harassment, retaliation, whistleblowing, immigration, lay offs, notice regarding lay offs, labor relations, payroll practices, wages, and hours of work. Except as set forth in
SCHEDULE 3.31 of the OC Financial Disclosure Schedules, OC Financial and its Subsidiaries are now and since April 1, 2005 have been in material compliance with all applicable employment tax laws.

      3.32 TERMINATION BENEFITS. SCHEDULE 3.32 of the OC Financial Disclosure Schedules contains a complete and accurate schedule showing as of the date of this Agreement the monetary amounts payable (or a formula for any such monetary payment if the amount cannot be calculated as of the date hereof) as a result of entering into this Agreement or otherwise completing the transactions contemplated hereby, subject to a determination of the market value, and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually. If a formula is provided by OC Financial on SCHEDULE 3.32 of the OC Financial Disclosure Schedules on the date hereof, then the actual amounts payable to Named Individuals as a result of entering into this Agreement or otherwise completing the transactions contemplated hereby shall be updated by OC Financial and provided on the Closing Date. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan, amounts payable for unused vacation time or COBRA. For purposes hereof, "Named Individual" shall include each non-employee director of OC Financial or, if applicable, its Subsidiaries and any officer or employee of OC Financial or, if applicable, its Subsidiaries.

      3.33 DEPOSITS. Except as set forth in SCHEDULE 3.33 of the OC Financial Disclosure Schedules, none of the deposits of OC Bank is a "brokered" deposit as defined in 12 C.F.R. Part 337.

      3.34 REQUIRED VOTE; ANTITAKEOVER PROVISIONS INAPPLICABLE. The affirmative vote of the holders of a majority of the issued and outstanding shares of OC Financial is necessary to approve this Agreement and the Merger on behalf of OC Financial. No other vote of the stockholders of OC Financial or any Subsidiary is required by law, the OC Financial Articles of Incorporation and Bylaws or otherwise to approve this Agreement and the Merger. OC Financial and its Subsidiaries have taken all actions required to exempt First Place and the Agreement from any provisions of an antitakeover nature in their Articles of Incorporation and Bylaws and any other governing documents and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations. OC Financial does not have in place any "poison pill" or other type of stockholder rights plans, agreement or arrangement.

      3.35 TRANSACTIONS WITH AFFILIATES. All "covered transactions" between OC Financial and its Subsidiaries and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder have been in compliance with such provisions.

      3.36 INSURANCE. Except as set forth in SCHEDULE 3.36 of the OC Financial Disclosure Schedules, OC Financial and its Subsidiaries are presently insured, and since April 1, 2005, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by OC Financial and its Subsidiaries are in full force and effect, OC Financial and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

      3.37 INDEMNIFICATION. Except as set forth in SCHEDULE 3.37(A) of the OC Financial Disclosure Schedules, and except as provided in OC Financial's employment agreements, or the Articles of Incorporation or Bylaws of OC Financial, neither OC Financial nor its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of OC Financial or any of its Subsidiaries (a "Covered Person"), and, except as set forth in SCHEDULE 3.37(B) of the OC Financial Disclosure Schedules, there are no claims for which any Covered Person would be entitled to indemnification under the Articles of Incorporation or Bylaws of OC Financial or any Subsidiary of OC Financial, applicable law, regulation or any indemnification agreement.

      3.38 VOTING AGREEMENTS. The OC Financial directors and officers, as set forth in SCHEDULE 3.38 of the OC Financial Disclosure Schedules, have entered into a voting agreement ("Voting Agreement"), the form of which is attached as ANNEX B, hereto.

      3.39 CRA RATING. Each of the Subsidiaries or affiliates of OC Financial that is an insured depository institution was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither OC Financial nor its Subsidiaries have received notice of and has knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

      3.40  DISCLOSURE. The representations and warranties contained in this
Article III hereof do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III hereof not misleading. There is no fact known to OC Financial that has not been disclosed herein or in any other agreement, document or written statement furnished by OC Financial to First Place or its counsel, accountants or other service professional in connection with the transactions contemplated hereby, which has or is reasonably likely to have a Material Adverse Effect on the Merger or the transactions contemplated by this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF FIRST PLACE

      Prior to the date hereof, First Place has delivered to OC Financial a schedule setting forth certain information, the disclosure of which, is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV hereof or to one or more of its covenants contained in Article V hereof or additional agreements in
Article VI hereof ("First Place Disclosure Schedules"). First Place represents and warrants to OC Financial that each of the following representations and warranties in this Article IV of this Agreement, which include and incorporate the exceptions set forth on the First Place Disclosure Schedules, are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly are made as of specific date and time (in which case such representations and warranties will be true and correct as of such date and time):

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

      4.1   CORPORATE ORGANIZATION.

            (a) First Place is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. First Place has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Place. First Place is duly registered as a unitary savings and loan holding company under the HOLA. The Certificate of Incorporation and Bylaws of First Place, copies of which have previously been made available to OC Financial, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

            (b) The Bank is a federal savings association that is duly organized and validly existing under the laws of the United States of America and the rules and regulations of the OTS. The Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of the Bank are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. Each of First Place's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of First Place has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Place. The governing documents of each Subsidiary of First Place, copies of which have previously been made available to OC Financial, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

            (c) The minute books of First Place and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 2005 of their respective stockholders and boards of directors (including committees of their respective boards of directors). First Place has made available to OC Financial correct and complete copies of all minutes of the board of directors of OC Financial and its Subsidiaries since December 31, 2005.

      4.2   CAPITALIZATION.

            (a) As of the date of this Agreement, the authorized capital stock of First Place consists of 33,000,000 shares of First Place Common Stock and 3,000,000 shares of preferred stock, par value $.01 per share ("First Place Preferred Stock"). As of the date of this Agreement, there were 18,114,673 shares of First Place Common Stock and no shares of First Place Preferred Stock issued and outstanding, and 1,698,644 shares of First Place Common Stock held in First Place's treasury. As of the date of this Agreement, no shares of First Place Common Stock or First Place Preferred Stock were reserved for issuance, except that 975,632 shares of First Place Common Stock were reserved for issuance upon the exercise of stock options pursuant to First Place Financial Corp. 1999 Incentive Plan and the First Place Financial Corp. 2004 Incentive Plan (the "First Place Stock Plans"). All of the issued and outstanding shares of First Place Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the stock options set forth above, First Place does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of First Place Common Stock or First Place Preferred Stock or any other equity securities of First Place or any securities representing the right to purchase or otherwise receive any shares of First Place Common Stock or First Place Preferred Stock. The shares of First Place Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

            (b) SCHEDULE 4.2(B) of the First Place Disclosure Schedules sets forth a true and correct list of all of First Place Subsidiaries as of the date of this Agreement. Except as set forth in SCHEDULE 4.2(B) of the First Place Disclosure Schedules, First Place owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of First Place, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of First Place has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of First Place calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

      4.3   AUTHORITY; NO VIOLATION.

            (a) First Place has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Place. Except for action to be taken to complete the Subsidiary Merger, no other corporate proceedings on the part of First Place are necessary to approve the Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Place and (assuming due authorization, execution and delivery by OC Financial) constitutes a valid and binding obligation of First Place, enforceable against First Place in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally.

            (b) The Bank has full corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Subsidiary Merger contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of the Bank and approved by the sole stockholder of the Bank. No other corporate proceedings on the part of the Bank will be necessary to consummate the transactions contemplated by the Bank Merger Agreement. The Bank Merger Agreement has been duly and validly executed and delivered by the Bank and will (assuming due authorization, execution and delivery by OC Bank) constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally.

            (c) Except as set forth in SCHEDULE 4.3(C) of the First Place Disclosure Schedules, neither the execution and delivery of this Agreement by First Place or the Bank Merger Agreement by the Bank, nor the consummation by First Place or the Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by First Place or the Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of First Place, or the Certificate of Incorporation or Bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Place or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of First Place or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Place or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Material Adverse Effect on First Place or materially impact the terms and conditions or transactions contemplated hereby.

      4.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications with the OTS and approval or non-objection of such applications by the OTS and any other Governmental Entity, (b) the filing with the SEC of the S-4, (c) the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the Delaware Secretary of State, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of First Place Common Stock pursuant to this Agreement, (e) the approval by the NASDAQ Stock Market of the listing of the additional shares of First Place Common Stock on the NASDAQ Global Select Market to be issued pursuant to Article II hereof, and
(f) such filings, authorizations or approvals as may be set forth in SCHEDULE
4.4 of the First Place Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by First Place of this Agreement and (2) the consummation by First Place of the Merger and the other transactions contemplated hereby.

      4.5 REPORTS. First Place and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 2005 with any Regulatory Agency, and all other material reports and statements required to be filed by them since June 30, 2005, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of First Place and its Subsidiaries, and, except as set forth in SCHEDULE 4.5 of the First Place Disclosure Schedules, no Regulatory Agency has initiated any proceeding or, to First Place's knowledge, investigation into the business or operations of First Place or any of its Subsidiaries since June 30, 2005. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of First Place or any of its Subsidiaries, which has been communicated to First Place or any of its Subsidiaries.

      4.6 FINANCIAL STATEMENTS. First Place has previously delivered to OC Financial copies of (i) the consolidated balance sheets of First Place and its Subsidiaries at June 30 for the fiscal years ended 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and cash flows for First Place for the fiscal years ended June 30, 2006 through 2007, in each case accompanied by the audit report of Crowe Chizek and Company LLC, independent public accountants with respect to First Place and its Subsidiaries, and (ii) the unaudited consolidated balance sheet of First Place and its Subsidiaries as of December 31, 2007 and 2006 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six month periods then ended as reported in First Place's Quarterly Report on Form 10-Q for the period ended December 31, 2007 and filed with the SEC under the Exchange Act. The December 31, 2007 consolidated balance sheet of First Place (including the related notes, where applicable) fairly presents the consolidated financial position of First Place and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.6 hereof (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.14 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount and the absence of footnotes), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of First Place and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.14 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.14 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of First Place and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      4.7 BROKER'S FEES. Neither First Place nor any Subsidiary of First Place, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement, except that First Place has engaged, and will pay a fee or commission to, Sandler O'Neill Partners, LP ("Sandler") in accordance with the terms of a letter agreement between Sandler and First Place.

      4.8   ABSENCE OF CERTAIN CHANGES OR EVENTS.

            (a) Except as may be set forth in SCHEDULE 4.8(A) of the First Place Disclosure Schedules, or as disclosed in First Place's Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 (a true, complete and correct copy of which has previously been delivered to OC Financial), since December 31, 2007, (i) neither First Place nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on First Place.

            (b) Except as set forth in SCHEDULE 4.8(B) of the First Place Disclosure Schedules, since September 30, 2007, First Place and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

      4.9   LEGAL PROCEEDINGS.

            (a) Except as set forth in SCHEDULE 4.9(A) of the First Place Disclosure Schedules, neither First Place nor any of its Subsidiaries is a party to any and there are no pending or to First Place's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Place or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on First Place.

            (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Place, any of its Subsidiaries or the assets of First Place or any of its Subsidiaries that has had, or could reasonably be expected to have, a Material Adverse Effect on First Place.

            (c) Except as set forth in SCHEDULE 4.9(C) of the First Place Disclosure Schedules, to First Place's knowledge there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best of First Place's knowledge, threatened against any of the directors or officers of First Place or its Subsidiaries in their capacities as such, and no director or officer of First Place or its Subsidiaries currently is being indemnified or seeking to be indemnified by First Place or its Subsidiaries pursuant to applicable law or the Certification of Incorporation, charter, bylaws or other similar governing documents.

      4.10 TAXES. Except as set forth in SCHEDULE 4.10 of the First Place Disclosure Schedules, each of First Place and its Subsidiaries has since January 1, 2004 (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects, and (ii) paid in full or have made adequate provision for on the financial statements of First Place (in accordance with GAAP) all Taxes and will pay in full or make adequate provision for all Taxes. There are no material liens for Taxes upon the assets of either First Place or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in SCHEDULE 4.10 of the First Place Disclosure Schedules, since January 1, 2004, neither First Place nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Except as set forth on SCHEDULE 4.10 of the First Place Disclosure Schedules, neither First Place nor any of its Subsidiaries is presently subject to any audits, investigations or proceeding by any tax authority, and since January 1, 2004, neither First Place nor any of its Subsidiaries has received any notice from any tax authority that it intends to conduct any such audit, investigation or proceeding. Except as set forth in SCHEDULE 4.10 of the First Place Disclosure Schedules, since January 1, 2004, no claim has been made by a tax authority in a jurisdiction where First Place or any of its Subsidiaries does not file a tax return that First Place or any of its Subsidiaries is or may be subject to taxation in the jurisdiction.

      4.11 SEC REPORTS. First Place has previously made available to OC Financial an accurate and complete copy of each (a) final registration statement, prospectus, report (including Forms 10-K, 10-K and 8-K), schedule and definitive proxy statement filed since June 30, 2005 by First Place with the SEC pursuant to the Securities Act or the Exchange Act (the "First Place Reports") and (b) communication mailed by First Place to its stockholders since June 30, 2005, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. First Place has timely filed all First Place Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all First Place Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

      4.12 FIRST PLACE INFORMATION. The information relating to First Place and its Subsidiaries to be contained in, or incorporated by reference in, the S-4 (except for such portions thereof that relate only to OC Financial as represented in Section 3.13 hereof), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to OC Financial or any of its Subsidiaries as represented in Section 3.13 hereof) will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

      4.13 OWNERSHIP OF OC FINANCIAL COMMON STOCK. None of First Place or any of its Subsidiaries, (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of OC Financial.

      4.14  COMPLIANCE WITH APPLICABLE LAW. First Place and each of its
Subsidiaries: (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act of 1974 and the regulations promulgated thereunder, the Truth in Lending Act and Regulation Z promulgated thereunder, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Bank Secrecy Act, the PATRIOT Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; (ii) holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and are in compliance with and are not, to its knowledge, in default in any respect under any such licenses, franchises, permits and authorizations under applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Place or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on First Place; and (iii) neither First Place nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above since December 31, 2001.

      4.15  AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in SCHEDULE
4.15 of the First Place Disclosure Schedules, neither First Place nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in SCHEDULE 4.15 of First Place Disclosure

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Schedules, a "First Place Regulatory Agreement"), any Regulatory Agency or other
Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has First Place or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

      4.16 UNDISCLOSED LIABILITIES. Except (a) as set forth in SCHEDULE 4.16 of the First Place Disclosure Schedules, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of First Place included in its Form 10-Q (including, but not limited to any footnotes contained therein) for the period ended December 31, 2007 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on First Place, neither First Place nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

      4.17  LOAN PORTFOLIO.

            (a) Except as set forth in SCHEDULE 4.17(A) of the First Place Disclosure Schedules, in First Place's reasonable judgment, the allowance for loan losses reflected in First Place's audited statement of financial condition at June 30, 2007 was, and the allowance for loan losses shown on the balance sheets in First Place's filings with the SEC for periods ending after June 30, 2007 have been and will be, adequate in all material respects, as of the dates thereof, under GAAP, and no Regulatory Agencies have required or requested First Place to increase the allowance for loan losses for such periods. The Bank's allowance for loan losses is, and shall be as of the Effective Time, in compliance with standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

            (b) Each loan reflected as an asset in First Place's filings with the SEC (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Place.

      4.18 TRANSACTIONS WITH AFFILIATES. All "covered transactions" between First Place and its Subsidiaries and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder have been in compliance with such provisions.

      4.19 INSURANCE. First Place and its Subsidiaries are presently insured, and since June 30, 2004, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by First Place and its Subsidiaries are in full force and effect, First Place and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

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

      4.20 CRA RATING. Each of the Subsidiaries or affiliates of First Place that is an insured depository institution was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither First Place nor its Subsidiaries have received notice of and has knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

      4.21  EMPLOYEE BENEFIT MATTERS.

            (a) First Place has heretofore delivered to OC Financial true and complete copies of each employee benefit plan, as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other employee benefit arrangement or agreement that is sponsored, maintained or contributed to, or required to be contributed to, as of the date of this Agreement (collectively referred to as the "Plans") and related trust instruments and all amendments thereto, the most recent summary plan description and summaries of material modifications thereto, underlying insurance contracts and all other related documents thereto, including, but not limited to (i) the actuarial report for any Plan (if applicable) for the most recent year, (ii) the most recent determination letter from the Internal Revenue Service ("IRS") (if applicable) for any Plan, (iii) the most recent year's annual reports (Form
5500), together with all schedules, as required, filed with the IRS or Department of Labor ("DOL") for any Plan, and (iv) any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Plan.

            (b) Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and First Place is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no liability under Title IV of ERISA has been incurred by First Place, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to First Place, its Subsidiaries or a First Place ERISA Affiliate of incurring a material liability thereunder,
(v) no Plan is a "multiemployer pension plan, as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by First Place, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, and (vii) neither First Place, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which First Place, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

      4.22  DISCLOSURE. The representations and warranties contained in this
Article IV hereof do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV hereof not misleading. There is no fact known to First Place that has not been disclosed herein or in any other agreement, document or written statement furnished by First Place to OC Financial or its counsel, accountants or other service professional in connection with the transactions contemplated hereby, which has or is reasonably likely to have a Material Adverse Effect on the Merger or the transactions contemplated by this Agreement.

      4.23 REQUIRED VOTE. No Vote of the stockholders of First Place is required by law, First Place's Certificate of Incorporation or Bylaws or otherwise to approve this Agreement and the Merger.

      4.24 APPROVALS. As of the date of this Agreement, First Place knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained without the imposition of a Burdensome Condition (as defined in Section 7.1(g) hereof).

                                   ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 FORBEARANCES OF OC FINANCIAL. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as expressly set forth on a schedule under this Article V ("Previously Disclosed"), without the prior written consent of First Place, which shall not be unreasonably withheld, OC Financial will not and will cause each of its Subsidiaries not to:

            (a) ORDINARY COURSE. Conduct its business OTHER THAN in the ordinary and usual course of business consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and First Place the goodwill of the customers of OC Financial and its Subsidiaries and others with whom business relations exist.

            (b) CAPITAL STOCK. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of any equity or debt securities or any rights or (ii) permit any additional shares of equity securities to become subject to grants of employee, director or consultant stock options or other rights.

            (c) DIVIDENDS; ETC. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of OC Financial Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or (iii) declare any special dividend.

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

            (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of OC Financial or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3.5% (ii) for other changes that are required by applicable law, and (iii) to satisfy contractual obligations existing as of the date hereof and set forth in
SCHEDULE 5.1(D) of the OC Financial Disclosure Schedules.

            (e) HIRING AND TERMINATIONS. Have any layoffs or work force reductions or, except in the ordinary course of business consistent with past practice, otherwise terminate the employment of any employee. Hire any person as an employee of OC Financial or its Subsidiaries or promote any employee, except
(i) to satisfy contractual obligations existing as of the date hereof and set forth on SCHEDULE 5.1(E) of the OC Financial Disclosure Schedules and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of OC Financial or its Subsidiaries other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $30,000 (and any vacancies in the positions that OC Financial or its Subsidiaries intends to fill after the date hereof shall be done with the prior advice, consultation and consent of First Place, which consent shall not be unreasonably withheld).

            (f) BENEFIT PLANS. (i) Other than making contributions to the OC Financial 401(k) Plan not to exceed $30,000 in the aggregate for the 2008 calendar year (said $30,000 shall not include employee elective deferrals deemed to be employer contributions), enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on
SCHEDULE 5.1(F) of the OC Financial Disclosure Schedules), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of OC Financial or any Subsidiary or take any action, other than contemplated by this Agreement, to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (ii) the OC Financial Employee Stock Ownership Plan (the "ESOP") shall be terminated as of the Effective Time. The Merger consideration received by the ESOP trustees with respect to the unallocated shares of OC Finance Common Stock held by the ESOP shall be first applied by the ESOP trustees to the full repayment of the ESOP loan. The remaining shares of First Place Common Stock and cash received by the ESOP shall be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws as soon as practicable after the Effective Time. In connection with the termination of the ESOP, OC Financial shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on terminations and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by OC Financial and any amendments requested by the IRS after the Effective Time shall be promptly adopted by First Place. Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS. Prior to the Effective Time, OC Financial shall make contributions to, and payments on the loan of the ESOP consistent with past practices on regularly scheduled payment dates.

            (g) DISPOSITIONS. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, including investment securities, loans and OREO.

            (h) ACQUISITIONS. Acquire (other than by way of foreclosures, repossessions or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

            (i) CAPITAL EXPENDITURES. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts exceeding $10,000.

            (j) GOVERNING DOCUMENTS. Amend its Articles of Incorporation, Bylaws or similar governing documents.

            (k) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP, except as contemplated in Section 6.8 hereof.

            (l) CONTRACTS. Enter into, renew, terminate, permit automatic renewal, amendment to or modification of any agreement for services to be provided to OC Financial or any Subsidiary or any other contract that exceeds $10,000 in value.

            (m) CLAIMS. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which OC Financial or any Subsidiary is currently a party or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by OC Financial or any Subsidiary of an amount which exceeds $10,000 and/or would impose any material restriction on the business of OC Financial or any Subsidiary or otherwise have a Material Adverse Effect on OC Financial.

            (n) BANKING OPERATIONS. Enter into any new material line of business; implement, adopt or otherwise change its lending, investment, underwriting, risk (including interest rate risk policies, procedures and practices) and asset liability management and other material banking and operating policies or other Policies and Practices (as defined in Section 6.8), except as required by applicable law, regulation or policies imposed by any Governmental Entity; or file any application or make any contract with respect to branching or site location or branching or site relocation or fail to follow its existing policies and practices with respect to managing their exposure to interest rate risk or fail to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest rate risk.

            (o) DERIVATIVES CONTRACTS. Enter into any structured transactions, securities, arbitrage or hedging activity, including use of derivatives.

            (p) INDEBTEDNESS. Incur any new indebtedness for borrowed money in excess of $2,000,000 in the aggregate or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice.

            (q) JUMBO CERTIFICATES OF DEPOSIT. Originate any certificate of deposit in excess of $250,000 ("Jumbo CD") or reprice any existing Jumbo CD in excess of the then current Federal Funds rate.

            (r) INVESTMENT SECURITIES. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or United States Government securities or United States Government agency securities with a term of one (1) year or less.

            (s) LOANS. Make, purchase, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than in the ordinary course of business, provided that any commercial business loan with a principal balance in excess of $100,000 (whether individually or in the aggregate), multi-family residential loan with a principal balance in excess of $100,000 (whether individually or in the aggregate), commercial real estate loan with a principal balance in excess of $200,000 (whether individually or in the aggregate), single family owner occupied loan with a principal balance in excess of $417,000 (whether individually or in the aggregate and only if there is a concurrent loan commitment to sell in the secondary market) or any other loan with a principal balance in excess of $50,000 (whether individually or in the aggregate) cannot be originated, purchased, renewed or modified without First Place's prior written consent which shall be deemed given if a written objection thereto is not received within two (2) business days after delivery of written notice thereof. Purchase or commit to purchase any bulk loan portfolio. Originate, purchase or otherwise acquire any automobile loans, except for loans that are made with existing underwriting standards, they are originations and not purchases and no such loans shall offer rates less than 5.99% per annum unless approved by First Place. Originate, purchase or otherwise acquire any loan in excess of $200,000 from any correspondent relationship. Authorize the use of any pricing schedule for Loans without the prior review and approval of First Place which approval/disapproval shall be provided within three (3) business days.

            (t) INVESTMENTS IN REAL ESTATE. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice). Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance (as defined in Section 3.23(e)) in amounts which, if such foreclosure were to occur, would be a violation of applicable law or otherwise materially reduce the value of the property.

            (u) ADVERSE ACTIONS. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(y) any of the conditions to the Merger set forth in Article VII hereof not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

            (v) BOARD MEMBERSHIP AND OFFICERS. Elect or appoint (i) any person to the board of directors of OC Financial or any Subsidiary who is not a director serving on the OC Financial or any Subsidiary board of directors as of the date hereof, or (ii) any person to serve as an officer of OC Financial or any Subsidiary who is not already serving in such position as of the date of this Agreement, or (iii) any existing officer or director of OC Financial or any Subsidiary to serve in a different capacity or position than such person holds as of the date of this Agreement.

            (w) TRANSACTIONS WITH AFFILIATES. Except pursuant to agreements or arrangements in effect on the date hereof which are previously disclosed, pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act and the rules and regulations thereunder) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

            (x) OC FINANCIAL ADVERTISING. Increase, reduce, diminish or otherwise materially adversely affect the existing level, quality and frequency of advertising, commercials and/or other promotional campaigns for OC Financial and its Subsidiaries.

            (y) BROAD COMMUNICATIONS. Issue any broadly distributed communication of a general nature to its customers or employees (including, without limitation, any general communications relating to benefits or compensation in connection with or following the Merger), except for (i) written or oral communications in the ordinary course of business that do not relate in any manner to the Merger or (ii) written or oral communications about the Merger consistent with information publicly available through approved press releases (as provided for in Section 6.5) or through SEC or OTS regulatory filings.

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

            (z) ACQUISITION OF ADMINISTRATIVE MATERIALS. Order, purchase or otherwise acquire any catalogs, brochures, fliers, marketing materials, letterhead, forms, office supplies, office materials, customer documentation or other similar items of personal property, documents and records used or to be used in the business that have the OC Financial or OC Bank logo, brand , name or other identifying information specific to such entities or the business conducted by such entities.

            (aa) NO NEW SUBSIDIARIES. Neither OC Financial nor its Subsidiaries will establish, acquire or otherwise create any new entity or otherwise enter into any joint venture or other association or change, alter or modify the business operations of any Subsidiary.

            (bb) TAX RELATED PROVISIONS. Make any elections, or change current elections, with respect to Taxes affecting OC Financial and its Subsidiaries without prior written consent of First Place, which consent shall not be unreasonably withheld.

            (cc) COMMITMENTS. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      5.2 FORBEARANCES OF FIRST PLACE. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of OC Financial, First Place will not, and will cause each of its Subsidiaries not to:

            (a) ADVERSE ACTIONS. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or its reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, except as may be required by applicable law or regulation, (y) any of the conditions to the Merger that are set forth in Article VII hereof not being materially satisfied, except as may be required by applicable law or regulation, or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

            (b) GOVERNING DOCUMENTS. Amend its Certificate of Incorporation or Bylaws, which as a direct result of such amendment materially and adversely affects the economic value to be received by the holders of OC Financial Common Stock.

            (c) COMMITMENTS. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

            (d) DIVIDENDS. As to First Place only, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distribution to its stockholders.

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

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

      6.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of OC Financial, OC Bank, First Place and the Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger Agreement as promptly as practicable and otherwise to enable consummation of the Merger and the Bank Merger Agreement, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other Party hereto to that end. First Place agrees to inform OC Financial promptly of the receipt of any Requisite Regulatory Approvals.

      6.2 STOCKHOLDER APPROVAL. OC Financial agrees to take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement, the Bank Merger Agreement and any other matters required to be approved by OC Financial's stockholders for consummation of the Merger and the transaction contemplated by this Agreement (including any adjournment or postponement, the "OC Financial Stockholder Meeting"). OC Financial shall hold the OC Financial Stockholder Meeting by the later to occur of (i) 60 days after the date of this Agreement or
(ii) 35 days after the SEC has approved or cleared an S-4 filed in connection with this transaction and such S-4 is effective. OC Financial agrees to cause its Subsidiaries to take, in accordance with applicable law and their governing documents, all action necessary to approve the Bank Merger Agreement and any other matters contemplated thereby and by this Agreement. Other than the election of directors and the ratification of the appointment of auditors, except with the prior approval of First Place, no other matters shall be submitted for the approval of OC Financial stockholders at the OC Financial Stockholders Meeting. The OC Financial board of directors shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the OC Financial board of directors from withholding, withdrawing, amending or modifying its recommendation if the OC Financial board of directors determines, after consultation with its outside counsel and financial advisors, that such action is legally required in order for the directors to comply with their fiduciary duties to the OC Financial stockholders under applicable law; provided, further, that Section 6.7 hereof shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

      6.3   REGISTRATION STATEMENT.

            (a) First Place agrees to prepare an S-4 or other applicable registration statement to be filed by First Place with the SEC in connection with the issuance of First Place Common Stock in the Merger (including the Proxy Statement and other proxy solicitation materials of OC Financial constituting a part thereof and all related documents). OC Financial shall promptly prepare and furnish no later than 15 days after the date of this Agreement such information relating to it and its directors, officers and stockholders, any description of the business or any financial information as may be required under applicable SEC rules and regulations in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and OC Financial, and its legal, financial and accounting advisors, shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) the S-4 prior to its filing. OC Financial agrees to cooperate with First Place and First Place's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the S-4 and the Proxy Statement. Provided that OC Financial has cooperated as described above, First Place agrees to file, or cause to be filed, the S-4 with the SEC as promptly as reasonably practicable. Each of OC Financial and First Place agrees to use its reasonable best efforts to cause the S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. First Place also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the S-4 is declared effective under the Securities Act, OC Financial shall promptly mail at its expense the Proxy Statement to all of its stockholders.

            (b) Each of OC Financial and First Place agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 shall, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the OC Financial Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of OC Financial and First Place further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties thereof and to take the necessary steps to correct the S-4 or the Proxy Statement.

            (c) First Place agrees to advise OC Financial, promptly after First Place receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment is required to be filed, of the issuance of any stop order or the suspension of the qualification of First Place Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent First Place is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 or for additional information.

      6.4   REGULATORY FILINGS.

            (a) Each of First Place and OC Financial shall cooperate and cause their respective Subsidiaries to cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the Merger and Subsidiary Merger and the other transactions contemplated hereby; and any initial filings with Governmental Entities shall be made by First Place as soon as reasonably practicable after the execution hereof. Each of First Place and OC Financial shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed), and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Entity in connection with the Merger and Subsidiary Merger. In exercising the foregoing right, each of such Party agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and Subsidiary Merger, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the Merger.

            (b) Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of their Subsidiaries (if applicable) to any third party or Governmental Entity.

      6.5 PRESS RELEASES. OC Financial and First Place shall consult with each other before issuing any press release with respect to the Merger or this Agreement. First Place and OC Financial will issue a joint press release with respect to the Merger or this Agreement as soon as practicable after this Agreement is fully executed. OC Financial shall not issue any press release with respect to the Merger or this Agreement or make any such public statements without the prior consent of First Place, which consent shall not be unreasonably withheld; provided, however, that OC Financial may, without the prior consent of First Place (but after consultation with First Place, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. OC Financial and First Place shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other Party.

      6.6   ACCESS; INFORMATION.

            (a) OC Financial agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford First Place and First Place's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of OC Financial and to such other information relating to OC Financial as First Place may reasonably request and, during such period, it shall furnish promptly to First Place all information concerning the business, properties and personnel of OC Financial as First Place may reasonably request, subject to applicable law.

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

            (b) First Place agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford OC Financial and its authorized representatives such access (during normal business hours) to First Place's personnel as OC Financial may reasonably request.

            (c) Each Party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.6 hereof (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger. Subject to the requirements of law, each Party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section
6.6 hereof (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such Party, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Merger shall otherwise fail to be consummated, each Party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the Party that furnished the same. No investigation by any Party of the business and affairs of any other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party's obligation to consummate the Merger.

      6.7 ACQUISITION PROPOSALS. OC Financial agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving OC Financial, or any purchase of all or substantially all of the assets of OC Financial or more than 10% of the outstanding equity securities of OC Financial (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). OC Financial further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent OC Financial or the OC Financial board of directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the OC Financial board of directors receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or
(D) voting to recommend such an Acquisition Proposal to the stockholders of OC Financial, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the OC Financial board of directors determines

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

in good faith (after consultation with its outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the OC Financial board of directors determines in good faith (after consultation with its outside legal counsel and receipt of a written opinion of its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to OC Financial's stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the OC Financial board of directors in compliance with this
Section 6.7 hereof and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior Proposal." OC Financial agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. OC Financial agrees that it will promptly notify (which notification shall not more than 24 hours after the earlier of knowledge or receipt of such inquiry, proposal, offer or request) First Place if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, OC Financial or any of its representatives.

      6.8 CERTAIN POLICIES. Prior to the Effective Time, and upon direction from First Place, OC Financial shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, investment portfolio, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) (collectively the "Policies and Practices") so as to be applied on a basis that is consistent with that of First Place; provided that in any event, no modification or change to the Policies and Practices made by OC Financial pursuant to this Section 6.9 hereof shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. First Place shall provide such assistance and direction to OC Financial as is necessary in conforming to such Policies and Practices between the date of this Agreement until the Effective Time. The recording of any such modifications or changes shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of OC Financial or its management with any such modifications or changes.

      6.9 NASDAQ LISTING. First Place agrees to use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ Global Select Market the shares of First Place Common Stock to be issued in connection with the Merger.

      6.10  INDEMNIFICATION.

            (a) From and after the Effective Time through the third anniversary of the Effective Time, First Place and its Subsidiaries (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of OC Financial, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including

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

reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of OC Financial or its Subsidiaries or is or was serving at the request of OC Financial or its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent which such Indemnified Parties would be entitled under the OC Financial Articles of Incorporation, the OC Financial Bylaws, and/or any agreement, arrangement or understanding which is set forth and described on SCHEDULE 6.10(A) of the OC Financial Disclosure Schedules, in each case as in effect on the date hereof, provided, however, that First Place and its Subsidiaries shall not be required to indemnify any party for material breaches of the representations of this agreement to either or both of First Place and its Subsidiaries.

            (b) Any Indemnified Party wishing to claim indemnification under this Section 6.10 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

            (c) Prior to Effective Time, First Place shall cause the persons serving as directors and officers of OC Financial and its Subsidiaries immediately prior to the Effective Time to be covered by the directors' and officers' liability insurance policy maintained by OC Financial for a period of three years after the Effective Time (provided that First Place may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to OC Financial's existing

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

coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall First Place be required to expend for any one year an amount in excess of 125% of the aggregate premiums paid by OC Financial in 2007 on an annualized basis for such purpose (which aggregate premiums on an annualized basis are disclosed in SCHEDULE 6.10(C) of the OC Financial Disclosure Schedules) (the "Insurance Amount"), and further provided that if First Place is unable to maintain or obtain the insurance called for by this Section 6.10 hereof as a result of the preceding provision, First Place shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

            (d) If First Place or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of First Place or the surviving company shall assume the obligations set forth in this Section
6.10 hereof prior to or simultaneously with the consummation of such transaction.

            (e) The provision of this Section 6.10 shall survive for up to three years after the Closing Date.

      6.11  BENEFIT PLANS.

            (a) First Place shall take all reasonable action so that either contemporaneous with or as soon as administratively practicable after the Effective Time, employees of OC Financial or OC Bank who become employees of First Place or its Subsidiaries shall be entitled (i) to participate in each employee benefit plan, program or arrangement of First Place of general applicability ("First Place Plans") to the extent a similarly situated employee of First Place or its Subsidiaries participates in such First Place Plans as of such date, and (ii) credit for their consecutive years of employment by OC Financial up to the Effective Time for purposes of any eligibility or vesting requirements under the First Place Plans to be provided as described in Section 6.11(a)(i). Nothing herein shall limit the ability of First Place to amend or terminate any of OC Financial's Benefit Plans in accordance with their terms at any time.

            (b) At and following the Effective Time, First Place shall honor, and First Place shall continue to be obligated to perform, in accordance with their terms, contractual rights of, current and former employees of OC Financial and OC Bank existing as of the Effective Time, as well as any severance, employment or "change-in-control" agreements of OC Financial that are set forth on SCHEDULE 3.16 of the OC Financial Disclosure Schedules, subject in each case as the same may be modified or terminated with respect to certain executive officers of OC Financial and OC Bank in accordance with the applicable terms thereof. The severance or termination payments which are payable pursuant to such agreements, plans or policies of OC Financial and OC Bank (which have been quantified in reasonable detail as of the date hereof) are set forth in SCHEDULE 6.11(B) of the OC Financial Disclosure Schedules and shall be subject to the limitations under Sections 280(G). The payment of any such payments shall comply with Section 409A of the Code, to the extent applicable.

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

            (c) In the event of any termination or consolidation of any OC Financial health plan with any health plan of First Place or any of its Subsidiaries, First Place shall make available to employees of OC Financial or its Subsidiaries who continue employment with First Place or its Subsidiaries ("Continuing Employees") and their dependents employer-provided health coverage on the same basis as it provides such coverage to First Place employees. Unless a Continuing Employee affirmatively terminates coverage under an OC Financial health plan prior to the time that such Continuing Employee becomes eligible to participate in the First Plan health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the OC Financial health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Place and their dependents. In the event of a termination of any OC Financial health plan, or consolidation of any OC Financial health plan with any First Place health plan, any coverage limitation under the First Place health plan due to any pre-existing condition shall be waived by the First Place health plan to the degree that such condition was covered by the OC Financial health plan and such condition would otherwise have been covered by the First Place health plan in the absence of such coverage limitation. First Place shall assume full responsibility for providing COBRA continuation coverage to current and former OC Financial employees who are M&A Qualified Beneficiaries as the term is defined in Treas. Reg. ss.ss. 54.4980B-1
- B-10.

            (d) Those employees of OC Financial or its Subsidiaries (other than employees who are otherwise parties to an employment agreement, change in control agreement or severance agreement with OC Financial or a Subsidiary under which severance payments would be due upon termination and not including temporary and/or co-operative employees) who are (i) terminated at the Effective Time; (ii) identified by First Place for inclusion in a force reduction as a result of the pending Merger and who sign and deliver a termination and release agreement in the form acceptable to First Place or (iii) continue as an employee of First Place or its Subsidiaries at the Effective Time, but are terminated within one year of the Effective Time, shall be entitled to severance pay equal to two weeks of pay for each full year of service, subject to a maximum of 30 weeks. Such payments will be made by First Place within 30 days after the later of the Effective Time or the date the release becomes effective or the negotiated date of termination after the Effective Time. Employees employed by more than one corporation shall be eligible for severance pay based only on the corporation with which they have the longest service. If any corporation employing the employee also has a severance pay plan, any amounts paid pursuant to that plan shall reduce the amount that the employee will receive under this
Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way First Place's at will employment policy or provide any third party beneficiary rights to employees of OC Financial or its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any pension plan). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

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

            (e) The OC Financial Employee Stock Ownership Plan ("ESOP") shall be terminated, effective as of the Effective Time. The portion of the Aggregate Merger Consideration received by the ESOP trustee with respect to the unallocated shares of OC Financial Common Stock held by the ESOP shall after repayment of the outstanding balance on the ESOP exempt loan from the Merger Consideration received on the unallocated shares, if any, be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws as soon as practicable after the Effective Time. In connection with the termination of the ESOP, OC Financial shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on terminations and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Section 401(a) of the Code. Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by OC Financial and any amendments requested by the IRS after the Effective Time shall be promptly adopted by First Place. Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS.

            (f) Following the Effective Date and subject to Section 6.11(a), First Place shall review the OC Financial 401(k) Plan to determine whether to maintain, terminate, freeze or continue such plan. In the event that First Place elects to terminate or freeze the OC Financial 401(k) Plan following the Effective Date, Continuing Employees who were eligible for participation in the OC Financial 401(k) Plan will become immediately eligible to participate in the First Place 401(k) Plan, including for purposes of making elective deferrals, so that such Continuing Employees have no gap in participation in a 401(k) Plan. If necessary, First Place shall take such action as deemed necessary to amend the First Place 401(k) Plan to ensure immediate participation.

      6.12 NOTIFICATION OF CERTAIN MATTERS. Each of OC Financial and First Place shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to First Place or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      6.13 SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS. First Place has delivered to OC Financial and OC Financial has delivered to First Place their respective audited financial statements and annual reports (or equivalent documentation) for the year ending June 30, 2007 and September 30, 2007, respectively. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, First Place will deliver to OC Financial and OC Financial will deliver to First Place their respective consolidated quarterly financial information as required to be filed with the SEC, including their respective Quarterly Reports on Form 10-Q for the applicable quarter.

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

      6.14 BOARD AND LOAN COMMITTEE VISITATION RIGHTS. OC Financial shall allow one representative designated by First Place to attend all meetings of OC Financial's and its Subsidiaries' board of directors in a nonvoting capacity, and in connection therewith, OC Financial shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which OC Financial and its Subsidiaries provide to its board of directors. OC Financial shall also allow one representative of First Place to attend all meetings of OC Bank's loan committee in a nonvoting capacity, and in connection therewith, OC Financial shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which OC Bank provides to its loan committee, provided, however, that OC Financial may exclude the representative of First Place from access to any meeting or materials, or portion thereof, if a majority of the OC Financial board of directors determines, in good faith and after consultation with outside legal counsel, that such exclusion is necessary to (i) preserve attorney-client privilege for existing or pending litigation or (ii) to protect confidential or proprietary information that First Place does not contractually have the right to have access to under the terms of this Agreement or (iii) with respect to a discussion of a Superior Proposal.

      6.15 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, OC Financial will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than monthly) representatives of First Place and to report (i) the general status of the ongoing operations of OC Financial and its Subsidiaries; (ii) the status of, and the action proposed to be taken with respect to, those Loans held by it or any Subsidiary, as well as its non-performing assets; (iii) the origination of all Loans; (iv) changes in its deposit balances equal to or more than $500,000; and (v) any material changes in its pricing of deposits. OC Financial shall also provide to First Place, within 15 days after the end of each calendar month, a monthly consolidated balance sheet and income statement, beginning with the month ended January 2008. OC Financial will promptly notify First Place of any material change in the normal course of business or in the operation of its properties or the properties of any of its Subsidiaries and all regulatory communications and governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation or any adverse legal proceedings involving itself or any of its Subsidiaries, and will keep First Place fully informed of such events.

      6.16 EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT. As of the date hereof, (a) First Place shall have (i) caused the board of directors of the Bank to approve the Bank Merger Agreement a form of which is attached hereto as ANNEX A, (ii) caused the Bank to execute and deliver the Bank Merger Agreement, and
(iii) approved the Bank Merger Agreement as the sole stockholder of the Bank, and (b) OC Financial shall have (i) caused the board of directors of OC Bank to approve the Bank Merger Agreement and (ii) caused OC Bank to execute and deliver the Bank Merger Agreement. The approval of the stockholder of OC Bank to complete the Subsidiary Merger will be obtained after First Place acquires OC Financial at the Effective Time.

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

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

      7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each Party hereto to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, written waiver by the Parties hereto at or prior to the Effective Time each of the following conditions:

            (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite affirmative vote of the holders of at least a majority of the outstanding shares of OC Financial Common Stock entitled to vote thereon.

            (b) NASDAQ STOCK MARKET LISTING. The shares of First Place Common Stock which shall be issued to the stockholders of OC Financial upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

            (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

            (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

            (f) FEDERAL TAX OPINION. First Place and OC Financial shall have received an opinion of Patton Boggs LLP, counsel to First Place ("First Place's
Counsel"), in form and substance reasonably satisfactory to both First Place and OC Financial, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, First Place's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of First Place, the Bank, OC Financial, OC Bank and others, reasonably satisfactory to such counsel.

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

            (g) NO BURDENSOME CONDITION. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon First Place, OC Financial, OC Bank, the Bank or any of their respective Subsidiaries (if applicable) that First Place, or OC Financial, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to First Place or OC Financial as to render inadvisable in the reasonable good faith judgment of First Place or OC Financial, the consummation of the Merger (a "Burdensome Condition").

      7.2 CONDITIONS TO OBLIGATIONS OF FIRST PLACE. The obligation of First Place to effect the Merger is also subject to the satisfaction or waiver by First Place at or prior to the Effective Time of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of OC Financial set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First Place shall have received a certificate dated as of the Closing Date signed on behalf of OC Financial by the Chief Executive Officer and the Chief Financial Officer of OC Financial to the foregoing effect.

            (b) PERFORMANCE OF OBLIGATIONS OF OC FINANCIAL. OC Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Place shall have received a certificate dated as of the Closing Date signed on behalf of OC Financial by the Chief Executive Officer and the Chief Financial Officer of OC Financial to such effect.

            (c) CHANGE IN STOCKHOLDER EQUITY. The aggregate amount of consolidated stockholders' equity (including OC Financial Common Stock, additional paid-in capital, retained earnings, accumulated other comprehensive income and excluding treasury stock) of OC Financial immediately prior to the Effective Time (as calculated at the time specified in Section 2.1(c)), as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with GAAP, consistently applied, shall not be less than $5,200,000. For purposes of this Section 7.2(c) hereof, any expenses or accruals after the date hereof relating to (i) termination or funding of any of the Plans of OC Financial or its Subsidiaries as contemplated herein, (ii) adjustments made to reflect expenses and losses in the market value of investments held by OC Financial or its Subsidiaries, as required by GAAP, including SFAS 115, (iii) expenses, restructuring charges and transaction expenses (including but not limited to, accounting, investment banking and legal fees) associated with this Agreement and the transactions contemplated herein or (iv) modification and amendments to loan and other policy and procedures as set forth under Section
6.9 hereof that adversely impact stockholders' equity, shall be excluded for purposes of calculation of OC Financial's stockholders equity as contemplated herein.

            (d) RECEIPT OF VOTING AGREEMENTS. OC Financial shall have delivered executed voting agreements from its executive officers and directors on the date of this Agreement.

            (e) CONSENTS UNDER AGREEMENTS. OC Financial, OC Bank and any Subsidiaries shall have obtained all third party consents, approvals or waivers that relate to any obligation, right, asset, property or interest of OC Financial or any Subsidiary of OC Financial under any loan or credit agreement, note, mortgage, indenture, lease, license, permit or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on OC Financial or adversely impact the economic or business benefits of the transactions contemplated by this Agreement to First Place as to render inadvisable, in the reasonable good faith judgment of First Place, the consummation of the Merger.

            (f) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

            (g) DISSENTING SHARES. Dissenting Shares shall not represent 9.9% or more of the outstanding OC Financial Common Stock.

            (h) NO MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Effect in the business, operation, assets, financial condition, results of operations or prospects of OC Financial or and OC Bank, taken as a whole. Not in limitation of anything contained herein, material adverse developments in any litigation may be considered in determining whether a Material Adverse Effect has occurred.

            (i) NO LITIGATION. At the Effective Time, there shall not be pending or threatened against OC Financial or OC Bank or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of First Place, have a Material Adverse Effect on the financial condition, operations, business or prospects of OC Financial or OC Bank.

            (j) PERMITS, AUTHORIZATIONS, ETC. OC Financial and OC Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals, including Requisite Regulatory Approvals, required for the lawful consummation of the Merger and Subsidiary Merger in accordance with applicable law and without violation of any material contract.

            (k) 280G ISSUES. First Place shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that OC Financial and it Subsidiaries shall have taken any and all reasonably necessary steps such that the Merger will not trigger any "excess parachute payment" (as defined in Section 280G of the Code) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between OC Financial or any Subsidiary and any officers, directors, or employees thereof.

            (l) OTHER ACTIONS. OC Financial shall have furnished First Place with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and this Section
7.2 hereof as First Place may reasonably request.

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

      7.3 CONDITIONS TO OBLIGATIONS OF OC FINANCIAL. The obligation of OC Financial to effect the Merger is also subject to the satisfaction or waiver by OC Financial at or prior to the Effective Time of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of First Place set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. OC Financial shall have received a certificate dated as of the Closing Date signed on behalf of First Place by the Chief Executive Officer and the Chief Financial Officer of First Place to the foregoing effect.

            (b) PERFORMANCE OF OBLIGATIONS OF FIRST PLACE. First Place shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and OC Financial shall have received a certificate dated as of the Closing Date signed on behalf of First Place by the Chief Executive Officer and the Chief Financial Officer of First Place to such effect.

            (c) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an injunction shall be pending.

            (d) DEPOSIT OF STOCK CONSIDERATION. First Place shall have deposited with the Exchange Agent the Stock Consideration (and any cash for fractional shares) to be paid to holders of OC Financial Common Stock pursuant to Article II hereof.

            (e) NO MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Effect on the business operation, assets, financial condition, results of operations or prospects of First Place, taken as a whole. Not in limitation of anything contained herein, material adverse developments in any litigation may be considered in determining whether a Material Adverse Effect has occurred.

            (f) NO LITIGATION. At the Effective Time, there shall not be pending or threatened against First Place or First Place Bank or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which if successful, would, in the reasonable judgment of OC Financial, have a Material Adverse Effect on the financial condition, operations, business or prospects of First Place or First Place Bank.

            (g) OTHER ACTIONS. First Place shall have furnished OC Financial with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and this Section
7.3 hereof as OC Financial may reasonably request.

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

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

      8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of OC Financial:

            (a) MUTUAL CONSENT. By mutual consent of OC Financial and First Place in a written instrument, if the board of directors of each so determines by a two-thirds vote of the members of its entire board;

            (b) NO REGULATORY APPROVAL. By either First Place or OC Financial upon written notice to the other Party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, PROVIDED, HOWEVER, that no Party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) hereof if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; or (iii) there shall be a Burdensome Condition upon First Place, the Bank, OC Financial or OC Bank.

            (c) DELAY. (i) By either First Place or OC Financial if the Merger shall not have been consummated on or before September 30, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

            (d) OC FINANCIAL STOCKHOLDER APPROVAL. By either First Place or OC Financial (provided that if OC Financial is the terminating Party it shall not be in material breach of any of its obligations under Section 6.2 hereof) if any approval of the stockholders of OC Financial required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

            (e) MATERIAL BREACH OF REPRESENTATIONS. By either First Place or OC Financial (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other Party, which breach is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured within 30 days after notice with the breaching Party failing to diligently pursue a cure to completion (except that breaches of Section 6.2, 6.3 and 6.16 shall not have a 30 day cure period). For purposes of this Agreement, "knowledge" shall

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

mean, with respect to a Party hereto, actual knowledge of any officer of that Party with the title, if any, ranking not less than senior vice president and that Party's in-house counsel, if any. "Material Adverse Effect" means, for purposes of this Agreement, any effect that (i) is material and adverse to the business, properties, assets liabilities, results of operations, financial condition or business of such Party and its Subsidiaries taken as a whole, or
(ii) would materially impair the ability of First Place or OC Financial to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in GAAP or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or Subsidiary Merger or restructuring charges taken in connection with the Merger or Subsidiary Merger, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement, (e) actions or omissions of First Place or OC Financial taken with the prior written consent of OC Financial or First Place, as applicable, in contemplation of the transactions contemplated hereby, (f) the payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change-in-control or severance agreements as of the date hereof, and
(g) acts of terrorism or war.

            (f) MATERIAL BREACH OF COVENANTS. By either First Place or OC Financial (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party hereto; PROVIDED, HOWEVER, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) hereof unless such breach shall have a Material Adverse Effect, as defined in Section 8.1(e) hereof, on the other Party; or

            (g) FAILURE TO RECOMMEND. By First Place, if (i) the board of directors of OC Financial do not recommend in the Proxy Statement that its stockholders adopt this Agreement; (ii) after recommending in the Proxy Statement that stockholders adopt this Agreement, the board of directors shall have withdrawn, modified or qualified such recommendation in any respect adverse in any respect to the interest of First Place or (iii) OC Financial fails to call, give proper notice of, convene and hold the OC Financial Stockholder Meeting.

            (h) CERTAIN TENDER OR EXCHANGE OFFERS. By First Place if a tender offer or exchange offer for 20% or more of the outstanding shares of OC Financial Common Stock is commenced (other than by First Place or a Subsidiary thereof), and the OC Financial board of directors recommends that the stockholders of OC Financial tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

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

            (i) SUPERIOR PROPOSAL. At any time prior to the OC Financial Stockholder Meeting, by OC Financial in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by OC Financial and the OC Financial board of directors in full compliance with all of the requirements of Section 6.7 hereof, provided, however, that this Agreement may be terminated by OC Financial pursuant to this Section 8.1(i) hereof only after the fifth business day following OC Financial's provision of written notice to First Place advising First Place that the OC Financial board of directors is prepared to accept a Superior Proposal, and only if, during such five-business day period, First Place does not, in its sole discretion, make an offer to OC Financial that the OC Financial board of directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to OC Financial and its stockholders as the Superior Proposal.

      8.2   EFFECT OF TERMINATION.

            (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII hereof, no Party to this Agreement shall have any liability or further obligation to any other Party hereunder except (i) as set forth in this Section 8.2, Section 9.3 and 9.4 hereof and (ii) that termination will not relieve a breaching Party from liability for any fraudulent or willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

            (b) In recognition of the efforts, expenses and other opportunities foregone by First Place while structuring and pursuing the Merger, the Parties hereto agree that OC Financial shall pay to First Place a termination fee of $400,000 in the manner set forth in (i), (ii) and (iii) below if:

                  (i)   this Agreement is terminated by First Place pursuant to
Section 8.1 (e)(only as it relates to breaches of Sections 6.2, 6.3 and 6.16),
(g) or (h) hereof;

                  (ii) this Agreement is terminated by (A) First Place pursuant to Section(s) 8.1(e) and (f) hereof, (B) by First Place pursuant to Section 8.1(c) hereof (provided such delay is caused by OC Financial), or (C) by either First Place or OC Financial pursuant to Section 8.1(d) hereof (other than by reason of any breach by First Place or OC Financial, respectively), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal (as defined in Section 6.7 hereof) shall have been publicly announced or otherwise communicated or made known to the OC Financial board of directors or any of its members (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of OC Financial contemplated by this Agreement at the OC Financial Stockholder Meeting, in the case of clause (C), or the date of termination of this Agreement, in the case of clause (A) or (B); or

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

                  (iii) this Agreement is terminated by OC Financial pursuant to
Section 8.1(i) hereof.

In the event the Termination Fee shall become payable pursuant to Section 8.2(b) hereof, the Termination Fee shall be paid within one business day following the date of termination of this Agreement. Any amount that becomes payable pursuant to Section 8.2(b) hereof shall be paid by wire transfer of immediately available funds to an account designated by First Place. The sums paid under this Section 8.2(b) shall be the sole remedy available to First Place in the event of a termination of this Agreement under 8.2(b)(i), (ii) and (iii) except for claims brought under Section 8.2(a)(ii) hereof.

            (c) OC Financial and First Place agree that the agreement contained in Section 8.2(b) hereof is an integral part of the transactions contemplated by this Agreement, that without such agreement First Place would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by OC Financial. If OC Financial fails to pay First Place the amounts due under paragraph (b) above within the time periods specified in this Section, then OC Financial shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by First Place in connection with any action in which First Place prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in THE WALL STREET JOURNAL, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

      8.3 EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      9.1 CLOSING. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the Parties, which shall be the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of First Place's counsel unless another time, date or place is agreed to in writing by the Parties hereto.

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

      9.2 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, subject to OC Financial's consent, which consent shall not be unreasonably withheld or delayed, prior to the Effective Time, First Place shall be entitled to revise the structure of the Merger and/or the Subsidiary Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of OC Financial to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and
(iii) not otherwise be prejudicial to the interests of the stockholders of OC Financial. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

      9.3 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.6(c), 8.1, 8.2 and this Article IX hereof, which shall survive any such termination). The representations, warranties, agreements and covenants contained in this Agreement shall not be deemed to be terminated or extinguished so as to deprive either Party hereto or any of their affiliates of any defense at law or in equity which otherwise would be available against the claims of any person.

      9.4 EXPENSES. Except as costs and expenses may be payable pursuant to Sections 8.2 and 9.4(b) hereof all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel shall be paid by the Party incurring such expense, PROVIDED, HOWEVER, that all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and other transactions contemplated thereby shall be borne by First Place, PROVIDED, FURTHER, HOWEVER, that nothing contained herein shall limit either Party's rights to recover any liabilities or damages arising out of the other Party's willful breach of any provision of this Agreement.

      9.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            (a)   if to First Place, to:

                  First Place Financial Corp.
                  185 East Market Street
                  Warren, Ohio  44481
                  Attention: Steven R. Lewis
                  President and Chief Executive Officer

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

                  with a copy to:

                  Patton Boggs LLP
                  2550 M Street, N.W.
                  Washington, D.C.  20037
                  Attention: Joseph G. Passaic, Jr.

            (b)   if to OC Financial, to:

                  OC Financial, Inc.
                  6033 Perimeter Drive
                  Dublin, Ohio 43017
                  Attention: Diane M. Gregg
                  President and Chief Executive Officer

                  with a copy to:

                  Luse Gorman Pomerenk & Schick, P.C.
                  5335 Wisconsin Avenue, Suite 400
                  Washington, DC 20015
                  Attention: Richard S. Garabedian

      9.6 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 2, 2008.

      9.7 ENTIRE AGREEMENT. This Agreement (including the disclosure schedules, annexes, exhibits, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

      9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the law of the State of Delaware, without regard to any applicable conflicts of law. Any action or proceeding seeking to enforce any provision of, or based on any claims for equitable relief arising out of this Agreement or the transaction contemplated hereby may be brought against any Party only in the United States District Court for the Northern District of Ohio and if any Party does not have standing for such federal court, then to the Cuyahoga County Court of Common Pleas and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

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

      9.9 ENFORCEMENT OF THE AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.10  SEVERABILITY. Except to the extent that application of this Section
9.10 hereof would have a Material Adverse Effect on OC Financial or First Place, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

      9.11 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the Parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of the Agreement by the stockholders of either OC Financial or First Place; PROVIDED, HOWEVER, that after adoption of this Agreement by OC Financial's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to OC Financial stockholders hereunder other than as contemplated by this Agreement or as otherwise required by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

      9.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

      9.13 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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

      IN WITNESS WHEREOF, First Place and OC Financial have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                FIRST PLACE FINANCIAL CORP.


                                By: /s/ Steven R. Lewis
                                    ----------------------------------------
                                Name: Steven R. Lewis
                                Title: President and Chief Executive Officer

Attest:


/s/ J. Craig Carr
------------------------------------
Name: J. Craig Carr
Title: General Counsel and Secretary


                                OC FINANCIAL, INC.


                                By: /s/ Diane M. Gregg
                                   -----------------------------------------
                                Name: Diane M. Gregg
                                Title: President and Chief Executive Officer

Attest:


/s/ Amanda E. Thomas
------------------------------------
Name: Amanda E. Thomas
Title: Chief Financial Officer and
       Secretary

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